UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
_________________________

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☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KAMAN CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
_______________________________________________

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Notice of Annual Meeting and
Proxy Statement

Annual Meeting of Shareholders
To be held on April 19, 2017

1332 BLUE HILLS AVENUE
BLOOMFIELD, CONNECTICUT 06002

NEAL J. KEATING
CHAIRMAN OF THE BOARD, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

March 3, 2017

To Our Shareholders:
I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders, which will be held on Wednesday, April 19, 2017, at 9:00 a.m., local time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut. The meeting will be held in the cafeteria located in Building 19 on our Bloomfield campus. Appropriate signage will be in place directing you to the cafeteria the day of the meeting.
At this year’s meeting, you will be asked to (i) elect three Class III directors, (ii) approve, on an advisory basis, the compensation of our named executive officers, (iii) cast an advisory vote on the frequency of future shareholder advisory votes on executive compensation, (iv) approve an amendment to the Company's Amended and Restated Certificate of Incorporation declassifying the Board of Directors, and (v) ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors. We will also discuss the financial performance of the Company during 2016.
Last year, we were fortunate to have over 94% of the Company's outstanding shares represented at the meeting. We hope to have a similar turnout this year. You can vote your shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided.
Your voice is important to us, and we encourage you to attend the meeting in person. If you are unable to attend, we urge you to vote your shares.
On behalf of our Board of Directors, we thank you for your continued support and we look forward to seeing you at the meeting.
Sincerely,

Neal J. Keating
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD

April 19, 2017

The Annual Meeting of Shareholders of Kaman Corporation will be held at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut, on Wednesday, April 19, 2017, at 9:00 a.m., local time, for the following purposes:
1.     To elect three Class III directors to serve for terms of three years each and until their successors are duly elected and qualify;
2.    To conduct an advisory vote to approve the compensation of the Company’s named executive officers;
3.    To conduct an advisory vote to recommend the frequency of future shareholder advisory votes on executive compensation;
4.    To approve an amendment to the Company's Amended and Restated Certificate of Incorporation declassifying the Board of Directors;
5.    To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and
6.    To transact such other business as may properly come before the meeting.
The close of business on February 10, 2017, has been fixed as the record date for determining the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.
In connection with the Annual Meeting, we have prepared a meeting notice, a proxy statement, and our annual report to shareholders, all of which provide important information that our shareholders will want to review before the Annual Meeting. On March 3, 2017, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access these materials online and how to submit proxies by telephone or the Internet. We use this online access format because it expedites the delivery of materials, reduces printing and postage costs and eliminates bulky paper documents from your files, creating a more efficient process for both shareholders and the Company.
If you receive the Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of these materials unless you specifically request one. The Notice of Internet Availability of Proxy Materials contains instructions on how to obtain a paper copy of the materials. If you receive paper copies of the materials, a proxy card will also be enclosed.
You may vote using the Internet, telephone or mail, or by attending the meeting and voting in person. If you plan to attend in person, you will need to provide proof of share ownership, such as an account or brokerage statement, and a form of personal identification in order to vote your shares.
All shareholders are cordially invited to attend the meeting.

Date:	March 3, 2017	BY ORDER OF THE BOARD OF DIRECTORS

Richard S. Smith, Jr.
Vice President, Deputy General Counsel, and Secretary
____________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2017: This Notice of Annual Meeting and Proxy Statement and the Company's Annual Report for the year ended December 31, 2016, are available free of charge on our website at www.kaman.com.

TABLE OF CONTENTS

Caption	Page	Caption	Page

Proxy Statement Summary	(i)	Risk Assessment of Compensation Practices	35
General Information	1	Short Sales, Hedging and Pledging	35
Information About Voting at the Annual Meeting	1	Material Tax and Accounting Implications	35
Voting Rights and Outstanding Shares	1	Context of This Discussion	36
Submitting Your Proxy	1	Personnel & Compensation Committee Report	36
How to Submit Your Proxy if you are a "Beneficial Owner"	1	Summary Compensation Table	37
How Your Proxy Will be Voted	2	Employment and Change in Control Agreements	38
How to Revoke Your Proxy	2	Grants of Plan-Based Awards in 2016 Fiscal Year	38
Quorum and Voting Requirements	2	Outstanding Equity Awards at 2016 Fiscal Year-End	39
Broker Non-Votes and Abstentions	2	Option Exercises and Stock Vested in Fiscal Year 2016	40
Board Voting Recommendations	3	Pension Benefits	40
Voting Results	3	Non-Qualified Deferred Compensation Plan	41
Majority Voting Policy	3	Post-Termination Payments and Benefits	42
Solicitation Costs	3	Employment Agreements	42
Householding of Proxies	4	Change in Control Agreements	44
Annual Report	4	Equity Incentive Plans	45
Proposal 1 - Election of Three Class III Directors for Three-Year Terms	4	Annual Cash Incentive Plans	45
Background	4	Coordination of Benefits	46
Board Recommendation	4	Assumptions Relating to Post-Termination Benefit Table	46
Required Vote	4	Coordination with Other Tables	46
Information about Nominees and Continuing Directors	5	Post-Termination Benefits Table	47
Information about the Board of Directors and Corporate Governance	8	Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation	48
Board Leadership Structure	8	Background	48
Board Meetings and Committees	8	Board Recommendation	48
Director Nominees	11	Required Vote	49
The Board's Role in Oversight of the Company's Risk Management Process	11	Proposal 3 - Advisory Vote on Frequency of Future Shareholder Votes on Executive Compensation	49
Board and Committee Independence Requirements	12	Background	49
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees	12	Board Recommendation	49
Other Information about the Board's Structure and Composition	13	Required Vote	49
2016 Director Compensation	13	Proposal 4 - Amendment to Certificate of Incorporation Declassifying the Board of Directors	50
Code of Business Conduct and Other Governance Documents Available on the Company's Website	15	Background	50
Communications with the Board	15	Text of Proposed Amendment	50
Director Education	15	Board Recommendation	50
Section 16(a) Beneficial Ownership Reporting Compliance	15	Required Vote	50
Related Party Transactions	15	Proposal 5 - Ratification of Appointment of PwC	51
Security Ownership of Certain Beneficial Owners and Management	16	Background	51
Stock Ownership of Directors and Executive Officers	16	Board Recommendation	51
Beneficial Owners of More Than 5% of Common Stock	17	Required Vote	51
Compensation Discussion and Analysis	18	Principal Accounting Fees and Services	51
Introduction	18	Audit Committee Preapproval Policy	52
2016 Compensation Initiatives	18	Audit Committee Report	52
Kaman's Compensation and Benefits Best Practices	19	Shareholder Proposals for 2018 Annual Meeting	53
Recent Say-on-Pay Voting Results	20	Exhibit I – Data Used by Compensation Consultant	I-1
Our Compensation Philosophy and Objectives	21
Our Compensation Program	22
How the Program Works in Practice	22
2016 Compensation for our NEOs	24
Employment and Change in Control Arrangements	34
Stock Ownership Guidelines	34

PROXY STATEMENT SUMMARY
Date, Time and Place of Annual Meeting
The Annual Meeting is being held at 9:00 a.m., local time, on Wednesday, April 19, 2017, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut. The meeting will be held in the cafeteria located in Building 19 on our Bloomfield campus. Appropriate signage will be in place directing you to the cafeteria the day of the meeting.
Availability of Proxy Materials
Your proxy is being solicited for use at the Annual Meeting on behalf of the Board of Directors of the Company. On March 3, 2017, we mailed a Notice of Internet Availability of Proxy Materials to all shareholders of record as of February 10, 2017, the record date for the Meeting, advising that they could view all of the proxy materials online at www.envisionreports.com/KAMN, or request a paper copy of the proxy materials free of charge. You may request a paper or email copy of the materials using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Click "Cast Your Vote or Request Materials" and follow the instructions to log in and order a paper copy of the Meeting materials.
(	By Phone: Call 1-866-641-4276 toll-free and follow the instructions to log in and order a paper copy of the Meeting materials.
*
By Email: Send an email to investorvote@computershare.com with "Proxy Materials Kaman Corporation" in the subject line. Include in the message your full name and address, and state that you want a paper copy of the Meeting materials.

All requests must include the control number set forth in the shaded area of the Notice of Internet Availability of Proxy Materials. To facilitate timely delivery, all requests must be received by April 10, 2017.
Eligibility to Vote
You can vote if you held shares of the Company’s Common Stock as of the close of business on February 10, 2017. Each share of Common Stock is entitled to one vote. As of February 10, 2017, there were 27,089,970 shares of Common Stock outstanding and eligible to vote.
How to Vote
You may vote by using any of the following methods:

:	By Internet: Go to www.envisionreports.com/KAMN. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you go to the website.
(	By Phone: Call 1-800-652-VOTE (8683) toll-free. Have your proxy card in hand when you call and then follow the instructions.
+	By Mail: If you requested a paper copy of the proxy materials, complete, sign, and return your proxy card in the prepaid envelope.
ó	In Person: Attend the Annual Meeting and vote in person.
Revocation of Proxy
You may revoke your proxy at any time prior to its being counted at the Annual Meeting by:

✓	casting a new vote using the Internet or by telephone;

✓	giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting; or

✓	attending the Annual Meeting and voting in person.
Meeting Agenda and Voting Recommendations

Proposal	Matter	Board Recommendation	Page Reference
1.	Election of Three Class III Directors for Three-Year Terms	"FOR" EACH NOMINEE	4
2.	Advisory Vote on Named Executive Officer Compensation	"FOR"	48
3.	Advisory Vote on Frequency of Future Say-on-Pay Votes	"1 YEAR"	49
4.	Amendment to Certificate of Incorporation Declassifying the Board	"FOR"	50
5.	Ratification of Appointment of PwC	"FOR"	51

(i)

Our Board of Directors

						Committee Memberships
Name	Age	Director Since	Occupation	Independent	Other Public Company Boards	A	CG	F	P&C
Class III Director Nominees for Election at the 2017 Annual Meeting:
Brian E. Barents	73	1996	Former President and CEO Galaxy Aerospace Co. and Learjet	Yes	1			M	M
George E. Minnich	67	2009	Former Senior Vice President and CFO ITT Corporation	Yes	2	M			M
Thomas W. Rabaut	68	2008	Operating Executive The Carlyle Group	Yes	1	M		M
Class I Directors Whose Terms Expire in 2018:
E. Reeves Callaway III	69	1995	President & CEO The Callaway Companies	Yes	0			M	M
Karen M. Garrison	68	2006	Former President Pitney Bowes Business Services	Yes	2		C	M
A. William Higgins	58	2009	Former President & CEO CIRCOR International	Yes	2		M	C
Class II Directors Whose Terms Expire in 2019:
Neal J. Keating	61	2007	Chairman, President & CEO Kaman Corporation	No	1
Scott E. Kuechle	57	2013	Former Chief Financial Officer Goodrich Corporation	Yes	2	C	M
Jennifer M. Pollino	52	2015	Executive Coach and Consultant & Former EVP, HR and Communications, Goodrich Corporation	Yes	2	M			M
Richard J. Swift	72	2002	Former Chairman, President and CEO Foster Wheeler Ltd.	Yes	4		M		C

A = Audit Committee; CG = Corporate Governance Committee; F = Finance Committee; P&C = Personnel & Compensation Committee. M = Member; C = Chair.
Corporate Governance Practices
As part of Kaman's commitment to high ethical standards, our Board follows sound governance practices, including the following:

Corporate Governance Practices
✓	Comprehensive Code of Conduct and Corporate Governance Principles	✓	The Board regularly assesses its performance through annual Board and committee self-evaluations
✓	Robust majority voting policy	✓	All directors attended at least 75% of 2016 meetings of the Board and the committees on which they served
✓	Director mandatory retirement policy	✓	Stock ownership guidelines for directors and executive officers
✓	No shareholder rights plan or "poison pill"	✓	Policy prohibiting hedging, pledging and short selling of our stock
✓	All but one of the directors are independent; and all committees consist solely of independent directors	✓	Compensation "clawback" provisions in CEO/CFO employment agreements
✓	Lead Independent Director	✓	Strong pay-for-performance philosophy
✓	Regular executive sessions of independent directors	✓	Board participation in executive succession planning

(ii)

2016 Compensation Initiatives and Highlights
Set forth below is a brief description of some of the most significant actions or events affecting the determination of the 2016 compensation of our Named Executive Officers and other members of our senior leadership team:

Listened to Shareholders 2016 Say-on-Pay Vote
We discussed the results of the voting at the 2016 Annual Meeting with respect to the annual say-on-pay vote and considered the compensation-related aspects of the proxy advisory reports issued by ISS and Glass Lewis.

Updated Change in Control Agreements
We reviewed the change in control agreements with our Named Executive Officers and updated the agreements to ensure they incorporate appropriate terms and provisions and continue to reflect best practices.

Amended Deferred Compensation Plan	We amended our deferred compensation plan to permit alternative, market-based investment alternatives.
Continued to Emphasize TSR in LTIP Awards	We continued to emphasize total shareholder return ("TSR") in the financial metrics set forth in the LTIP awards granted to our executive officers, including our NEOs.
Continued to Incorporate Sub-Limits on LTIP Award Payouts
We continued to incorporate an additional sub-limit of 150% on the payouts that may be made in respect of any particular performance measure if the Company's adjusted performance for such measure is less than zero.

Continued to Defer Base Salary Adjustments	We continued the practice of deferring the annual base salary adjustments for our senior executives from January 1 to July 1.
Assessed the Impact of New Revenue Recognition Rules	We assessed the potential impact of new revenue recognition rules that are scheduled to become effective for interim and annual reporting periods beginning after December 15, 2017.
Key Governance Features of Our Executive Compensation Program
The following summary of specific features of our executive compensation program highlights our commitment to executive compensation practices that align the interests of our executives and shareholders:

What We Do:		What We Don't Do:
✓	Independent Compensation Consultant – The Personnel & Compensation Committee retains its own independent compensation consultant.	✗	No Excessive Perquisites – We provide minimal perquisites to our NEOs.
✓	Pay for Performance – A significant portion of the compensation paid to our NEOs is in the form of at-risk variable compensation.	✗	No Hedging – Directors and NEOs are prohibited from engaging in hedging activities with respect to their shares of Company stock.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	✗	No Pledging – Directors and NEOs are prohibited from pledging their shares of Company stock.
✓	"Clawback" Provisions – Our CEO/CFO employment agreements provide for the recovery of compensation in the event of a mandatory restatement.	✗	No Excise Tax Gross-ups – The employment and change in control agreements with our NEOs do not include any excise tax gross-up provisions.
✓	Award Caps – All of our variable compensation plans have caps on plan formulas.	✗	No Re-Pricing of Underwater Stock Options – Our equity plans prohibit the re-pricing of underwater stock options.
✓	"Double Trigger" Vesting – All change in control agreements with our NEOs contain "double trigger" vesting provisions.	✗	Limited Use of Time-Vested Restricted Stock – NEOs generally do not receive time-vested restricted stock.
✓	Independent Committees – The Personnel & Compensation Committee, like all of our Board committees, is comprised solely of independent Directors.	✗	No Further Accrual of Defined Benefit Pensions – We ceased further accrual of benefits under our qualified defined benefit pension plan and our supplemental employees' retirement plan.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.
EVEN IF YOU CANNOT ATTEND, PLEASE VOTE YOUR SHARES.

(iii)

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
KAMAN CORPORATION

__________

APRIL 19, 2017
__________

GENERAL INFORMATION
The Board of Directors (the "Board" or "board") of Kaman Corporation (the "Company" or "company") is soliciting proxies for use in connection with our annual meeting of shareholders (the "Meeting" or "Annual Meeting") to be held on Wednesday, April 19, 2017 (or at any adjournments or postponements thereof), at the time, place and for the purposes described in the accompanying Notice of Annual Meeting of Shareholders, dated March 3, 2017. We will conduct business at the Meeting only if shares representing a majority of all outstanding shares of Common Stock entitled to vote are either present in person or represented by proxy at the Meeting. We believe that the only matters to be brought before the Meeting are those referenced in this Proxy Statement. If any other matters are presented, the persons named as proxies may vote your shares in their discretion.
On March 3, 2017, we mailed a Notice of Internet Availability of Proxy Materials instructing our shareholders how to access this Proxy Statement and our Annual Report to Shareholders, and these materials were mailed to all shareholders who had previously requested paper copies. As of this date, all shareholders of record and all beneficial owners of shares of Common Stock had the ability to access the proxy materials relating to the Annual Meeting at a web-site referenced in the Notice of Internet Availability of Proxy Materials (www.edocumentview.com/KAMN). A shareholder will not receive a printed copy of these proxy materials unless the shareholder requests it by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials explains how a shareholder may access and review the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also explains how a shareholder may submit a proxy via telephone or the Internet. Our proxy materials, whether in paper or electronic form, are available to all shareholders free of charge.
INFORMATION ABOUT VOTING AT THE ANNUAL MEETING
Voting Rights and Outstanding Shares
Only holders of record of the Company’s Common Stock at the close of business on February 10, 2017 (the "record date"), are entitled to notice of and to vote at the Annual Meeting. As of February 10, 2017, the Company had 27,089,970 shares of Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Meeting. All votes will be counted by the Company’s transfer agent, Computershare Inc., who will be appointed as inspector of election for the Annual Meeting and who will separately tabulate the votes cast at the meeting, as well as the number of broker non-votes and abstentions.
Submitting Your Proxy
Before the Annual Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions contained in the Notice of Internet Availability of Proxy Materials. You can do this by (i) using the Internet (www.envisionreports.com/KAMN), (ii) calling the toll-free telephone number (1-800-652-VOTE (8683)) or (iii) if you have a printed copy of our proxy materials, by completing, signing and dating the proxy card where indicated and mailing or otherwise returning the card to us prior to the beginning of the Annual Meeting. Voting using the Internet or telephone will be available until 1:00 a.m., Eastern Time, on Wednesday, April 19, 2017.
How to Submit Your Proxy if you are a "Beneficial Owner"
If your shares of Common Stock are held in the name of a bank or broker, you should follow the instructions on the form you receive from that firm. The availability of Internet or telephone voting will depend on that firm’s voting processes. If you choose not to vote by Internet or telephone, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. If you do not provide instructions to the bank or broker, that firm will only be able to vote your shares with respect to "routine" matters. Under current broker voting regulations, the only routine matter to be voted upon at the Annual Meeting and the only matter for which brokers will have the discretion to vote, is Proposal 5 (Ratification of Appointment of PwC). Your broker must have proper instructions from you in order to vote with respect to Proposal 1 (Election of Directors), Proposal 2 (Approval of Executive Compensation), Proposal 3 (Frequency of Future Votes on Executive Compensation), and Proposal 4 (Declassification of the Board of Directors). Without proper instructions from you, the broker will not have the power to vote on those four proposals and this will be considered a "broker non-vote" for each such proposal. We recommend that you contact your broker to assure your shares are properly voted.
How Your Proxy will be Voted
All properly submitted proxies received prior to the Annual Meeting will be voted in accordance with their terms. If a proxy is returned signed, but without instructions for voting, the shares of Common Stock it represents will be voted as recommended by the Board of Directors. If a proxy is returned improperly marked, the Common Stock it represents will be counted as present for purposes of determining a quorum but will be treated as an abstention for voting purposes. Unsigned proxies will not be counted for any purpose.
How to Revoke Your Proxy
Whichever voting method you choose, a properly submitted proxy may be revoked at any time before it is counted at the Annual Meeting. You may revoke your previously submitted proxy by (i) timely casting a new vote using the Internet or by telephone; (ii) giving written notice to the Company’s Corporate Secretary or submitting a written proxy bearing a later date prior to the beginning of the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. If you submit a later dated proxy, it will have the effect of revoking any proxy that you submitted previously and will constitute a revocation of all previously granted authority to vote for every proposal included on any previously submitted proxy. If you plan to revoke a proxy for shares of Common Stock that are held in the name of a bank or broker, please be sure to contact your bank or broker to ensure that your revocation has been properly processed, or if you plan to revoke a proxy for such shares by voting in person at the Annual Meeting, be sure to bring personal identification and a statement from your bank or broker that shows your ownership of such shares.
Attendance at the Annual Meeting will not by itself revoke a proxy. Written revocations or later-dated proxies should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to Kaman Corporation, Corporate Headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, Attention: Corporate Secretary. In order to be effective, all written revocations or later-dated proxies must be received before the voting is conducted at the Annual Meeting.
Quorum and Voting Requirements
Under Connecticut law, our shareholders may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each proposal, a majority of the votes entitled to be cast on the matter will constitute a quorum for action on that matter. For this purpose, only shares of Common Stock held as of the record date by those present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting.
Assuming the presence of a quorum, (i) directors will be elected (Proposal 1) by a plurality of the votes cast; (ii) the compensation of the Company’s named executive officers (Proposal 2) and ratification of the appointment of PwC as the Company’s independent registered public accounting firm (Proposal 5) will be approved if the number of votes cast "FOR" each proposal exceeds the number of votes cast "AGAINST" that proposal, and (iii) the amendment to the Company's Amended and Restated Certificate of Incorporation declassifying the Board of Directors (Proposal 4) will be approved if the number of votes cast "FOR" the proposal constitutes at least 66 2/3% of the outstanding shares of our Common Stock. With respect to the recommendation regarding the frequency of future shareholder votes on executive compensation (Proposal 3), the Board will consider the frequency choice that receives the most votes to be the expression of the Company’s shareholders as to their preference and will take that preference into account when making its determination as to the frequency of future advisory votes on executive compensation. Although directors are elected by a plurality of the votes cast, our Board has supplemented the state law voting requirement with a majority voting policy which is described in more detail below. See "Majority Voting Policy."
Broker Non-Votes and Abstentions
All shares of Common Stock represented at the Annual Meeting will be counted for quorum purposes, including broker non-votes and abstentions. Broker non-votes and proxies marked to abstain or withhold from voting with respect to any item to be voted upon at the Annual Meeting generally are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the item and, therefore, will not affect the outcome of the voting with regard to any proposal except for the proposal to declassify our Board (Proposal 4) which requires the favorable vote of the holders of at least 66 2/3% of our outstanding shares. Because the required voting standard for that proposal is measured against our outstanding shares, broker non-votes and abstentions will have the same effect as a vote "AGAINST" the proposal. In addition, all proxies marked to "WITHHOLD AUTHORITY" for the election of any nominee for election as a director are included in the tally of votes cast for purposes of our majority voting policy, which is described below. Accordingly, with respect to the election of directors (Proposal 1), a vote to "WITHHOLD

AUTHORITY" for the election of any nominee for election as a director has the same effect as a negative vote under our majority voting policy.
Board Voting Recommendations
The Board of Directors recommends that shareholders vote "FOR" the election of all director nominees, "FOR" Proposal 2 (Advisory Vote to Approve Executive Compensation), "FOR" Proposal 4 (Declassification of the Board of Directors), and "FOR" Proposal 5 (Ratification of Appointment of PwC). As to Proposal 3 (Frequency of Future Advisory Votes on Executive Compensation), the Board recommends that shareholders vote for a frequency of "1 YEAR." The Board does not know of any matters to be presented for consideration at the Meeting other than the matters described in those Proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.
Voting Results
We will announce preliminary voting results at the Annual Meeting. We will file a Current Report on Form 8-K containing the final voting results with the Securities and Exchange Commission (the "SEC") within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.
Majority Voting Policy
Since 2006, the Board has maintained a policy (set forth in the Company's Corporate Governance Principles which are available at http://www.kaman.com by clicking on the "Governance" link) that addresses certain circumstances when a director nominee has not received a majority of the votes cast with respect to that director’s election or re-election. Briefly, in an uncontested election for directors (one in which the number of nominees does not exceed the number of directors to be elected) at a properly called and held meeting of shareholders, any director nominee who is elected by a plurality vote, but who does not receive a majority of the votes cast, shall promptly tender his or her resignation once the shareholder vote has been certified by the Company’s tabulation agent. A "majority of the votes cast" means that the number of shares voted "FOR" a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election. For this purpose, "votes cast" include votes to withhold authority and exclude abstentions and broker non-votes with respect to that director’s election.
The Corporate Governance Committee will thereafter recommend to the Board whether to accept or reject that resignation and, depending on the recommendation, whether or not a resulting vacancy should be filled. The Board will then act, taking into account the committee’s recommendation. The Board will publicly disclose its decision and the rationale therefor in a press release to be disseminated in the customary manner, together with the filing of a Current Report on Form 8‑K with the SEC. This process shall be completed within ninety (90) days after the shareholder vote certification. A director who has tendered his or her resignation shall not participate in the Corporate Governance Committee’s determination process and/or the Board’s action regarding the matter.
In determining whether or not to accept a director’s resignation for failure to secure a majority of the votes cast, the Corporate Governance Committee and the Board will consider the matter in light of the best interests of the Company and its shareholders and may consider any information they believe is relevant and appropriate, including the following:

•	the director’s qualifications in light of the overall composition of the Board;

•	the director’s past and anticipated future contributions to the Board;

•	the stated reasons, if any, for the "withheld" votes and the underlying cause for the "withheld" votes if it otherwise can be discerned; and

•
the potential adverse consequences of accepting the resignation, including the failure to comply with any applicable rule or regulation (including applicable stock exchange rules or federal securities laws) or triggering of defaults or other adverse consequences under material contracts or the acceleration of change in control provisions and other rights in employment agreements, if applicable.

If the Board accepts the resignation, it may, in its sole discretion, (a) fill the resulting vacancy with any other qualified person, or (b) reduce the number of directors constituting the full Board to equal the number of remaining directors. If the Board elects to fill the resulting vacancy on the Board, the term of the director so elected shall expire at the next annual meeting of shareholders at which directors are to be elected.
If the Board does not accept the resignation, the director will continue to serve until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be duly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
Solicitation Costs
The Company pays the cost of preparing, printing and mailing proxy material, as well as the cost of any required solicitation of proxies. The solicitation will be made by mail and Internet and may also include participation of the Company’s officers and employees personally or by telephone, facsimile, or Internet, without additional compensation. The Company has engaged Georgeson Inc. to assist with the solicitation of proxies and expects to pay approximately $8,000 for these services, plus expenses. The Company may also be required to reimburse brokers, dealers, banks, voting trustees or their nominees for reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners.
Householding of Proxies
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, (i) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (ii) you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, or calling 860-243-6319. We undertake to deliver promptly upon written or oral request at the preceding address or phone number a separate copy of the proxy materials to any shareholder at a shared address to which a single copy of the proxy materials was delivered.
Annual Report
Upon a shareholder’s written request, the Company will provide, free of charge, a copy of its Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K with financial statements and financial statement schedules for the year ended December 31, 2016.

PROPOSAL 1
ELECTION OF THREE CLASS III DIRECTORS FOR THREE-YEAR TERMS

Background
In accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws"), each director holds office until the annual meeting for the year in which such director’s term expires and until his or her successor shall be elected and shall qualify, unless he or she dies, resigns, retires, or is removed from office. Each director also holds office subject to the Company’s majority voting policy, which is described on page 3. The following three individuals, each of whom is currently a director, are nominated for election at the Annual Meeting for three-year terms that will expire at the annual meeting to be held in 2020: Brian E. Barents, George E. Minnich and Thomas W. Rabaut. Upon their election by shareholders at the Annual Meeting, the three-year terms of these directors will not be affected or reduced by the passage of the proposal to amend our Amended and Restated Certificate of Incorporation to declassify the Board of Directors, as the declassification of the Board, if approved by shareholders, will be phased in over a three-year period commencing with the 2018 Annual Meeting of Shareholders. See "Proposal 4 – Amendment to Certificate of Incorporation Declassifying the Board of Directors."
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" all nominees.
Required Vote
Directors are elected by a plurality of the votes cast, which means that the nominees receiving the most "FOR" votes are elected to the Board. Broker non-votes are not considered for purposes of determining the tally of votes cast "FOR" a nominee and, therefore, will not affect the outcome of the voting for directors. Nevertheless, our Board has supplemented the state law voting requirement with a majority voting policy which is described in more detail above. See "ANNUAL MEETING OF SHAREHOLDERS – Majority Voting Policy." For purposes of our majority voting policy, proxies marked to withhold authority for the election of any nominee are included in the tally of votes cast, so a vote to withhold authority for the election of any nominee has the same effect as a negative vote under our majority voting policy.

Information About Nominees and Continuing Directors
Set forth below is information about each of the three director nominees, as well as the seven other directors whose terms continue after the Annual Meeting, including the name, age, and professional experience during the last five years of each individual and the qualifications, attributes and skills the Board believes qualify each individual for service on the Board. None of the organizations listed as business affiliates of the directors is an affiliate of the Company.
Class III Director Nominees for Election at the 2017 Annual Meeting

Brian E. Barents

Mr. Barents, 73, has been a director since 1996. He is the retired President and Chief Executive Officer of Galaxy Aerospace Company LP, having served in those positions, as well as in the role of its Managing Partner, from 1997 to 2001. He previously served as the Chairman, President and Chief Executive Officer of Learjet, Inc. from 1989 to 1996. He also served as a senior executive with Toyota Motor Corporation from January 1987 to April 1989 and as a Senior Vice President with Cessna Aircraft Company from 1976 to 1987. He enjoyed a distinguished military career, having retired from the U.S. Air Force as Brigadier General after 34 years of service. He also serves as a director of Nordam Corp., one of the world's largest independently owned aerospace companies, and Aerion Corp, a leading aerodynamics technology company. He previously served as a director of CAE, Inc., a global leader in modeling, simulation and training for civil aviation and defense, and Hawker Beechcraft Corporation, a leading manufacturer of business, special-mission, trainer and light attack aircraft. The Board believes these positions demonstrate an extensive history of senior executive leadership and Board participation in the aerospace industry. His professional background provides the Board with additional perspectives about the aerospace industry from both commercial and defense-related standpoints, as well as about marketing and sales trends, acquisitions and international markets.

George E. Minnich

Mr. Minnich, 67, has been a director since 2009. He served as Senior Vice President and Chief Financial Officer of ITT Corporation, then a $9 billion commercial and defense conglomerate, from 2005 until his retirement in 2007. Prior to that, he served for 12 years in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator Company and of Carrier Corporation. As a Certified Public Accountant, he also held various increasingly senior positions with PricewaterhouseCoopers (then Price Waterhouse) from 1971 to 1993, culminating in Audit Partner from 1984 to 1993. He also serves as a director of AGCO Corporation, a manufacturer and distributor of agricultural equipment, and Belden Inc., a manufacturer of high-speed electronic cables, connectivity and networking products. Mr. Minnich earned a Bachelor of Science degree in Accounting from Albright College. He provides the Board with extensive financial and accounting experience gained over a career spanning more than thirty-five years. This experience was important to the Board in connection with his initial election as a means to provide additional depth of capability to the Board's Audit Committee. Mr. Minnich’s senior-level operational background also provides the Board with additional perspectives regarding the aerospace industry, defense contracting, international sales and acquisitions.

Thomas W. Rabaut

Mr. Rabaut, 68, has been a director since 2008. He currently serves as an Operating Executive with The Carlyle Group, a global private equity firm, with which he has been affiliated since January 2007. From June 2005 to January 2007, he was President of the Land & Armaments Operating Group of BAE Systems, a global leader in the design, development and production of military systems. From January 1994 to June 2005, he served as the President and Chief Executive Officer of United Defense Industries, Inc., which was acquired by BAE Systems in 2005. Mr. Rabaut is a graduate of the U.S. Military Academy and he served five years in the United States Army. He is currently Vice Chairman of the Association of the United States Army (AUSA), and he also serves as a director of Allison Transmission, Inc., a manufacturer of fully-automatic transmissions for medium-and heavy-duty commercial vehicles, medium- and heavy-tactical U.S. military vehicles and hybrid-propulsion systems for transit buses (where he serves as Lead Director), and a number of other privately held companies. He previously served as a director of Cytec Industries, Inc., a supplier of advanced composite products. The Board believes that these positions demonstrate an extensive history of senior executive leadership positions in the defense and aerospace industries. His professional and Board experience provide the Board with additional perspectives about the aerospace industry, defense markets, international markets, and acquisitions from both commercial and defense-related standpoints, as well as market and sales trends.

Class I Directors Whose Terms Expire in 2018

E. Reeves Callaway III

Mr. Callaway, 69, has been a director since 1995. He is the founder, President and Chief Executive Officer of The Callaway Companies, an engineering services firm in the high technology composites industry that has presence in the United States and Europe. Mr. Callaway provides the Board with senior executive insight into the conduct of the composites business, global operations and marketing and sales trends. As a sitting CEO, Mr. Callaway provides the Board with important insights and perspectives as an executive leading another company.

Karen M. Garrison

Ms. Garrison, 68, has been a director since 2006, and she currently serves as the Board's Lead Independent Director. She is the retired President of Pitney Bowes Business Services, having served in that position from 1999 until her retirement in 2004. In her 27 years with Pitney Bowes and its subsidiary, the Dictaphone Corporation, Ms. Garrison held a series of positions with increasing responsibilities, including Vice President of Operations, and Vice President of Finance and Chief Financial Officer. She also serves as a director of SP Plus Corporation (formerly, Standard Parking Corporation), a national provider of parking facility management services (where she serves as non-executive Chairman of the Board), and Tenet Healthcare Corporation, one of the largest investor-owned health care delivery systems in the nation. She previously served as a director of North Fork Bank, a regional bank holding company that was acquired by Capital One Financial Corporation in 2006. The Board believes these positions demonstrate an extensive history of senior executive and oversight roles which provide operational insight, particularly with regard to acquisitions, human resources, information technologies, government contracting and distribution. The Board also values Ms. Garrison's extensive experience in finance and accounting, from her Bachelor of Science degree in Accounting from Rollins College and Master of Business Administration from Florida Institute of Technology to progressively senior roles as Controller, Worldwide Controller, Vice President - Finance and Chief Financial Officer over a ten-year period during her tenure at Pitney Bowes and its subsidiary, Dictaphone Corporation.

A. William Higgins

Mr. Higgins, 58, has been a director since 2009. He is the former Chairman, CEO and President of CIRCOR International, Inc., having served in those positions from March 2008 until his retirement in December 2012. He had previously served as the Chief Operating Officer and an Executive Vice President of CIRCOR, a global diversified manufacturing company that designs, manufactures and supplies valves, related products and services to OEMs, processors, manufacturers, the military and utilities that rely on fluid-control to accomplish their missions. Prior to joining CIRCOR in 2005, he spent thirteen years in a variety of senior management positions with Honeywell International and Allied Signal. He also serves as a director of Bristow Group Inc, a leading provider of industrial aviation services, and Albany International Corp., a global advanced textiles and materials processing company. Leslie Controls, Inc., a wholly owned subsidiary of CIRCOR and an entity for which Mr. Higgins served as a director and Vice President, filed for bankruptcy protection in July 2010 in order to eliminate certain asbestos litigation liabilities. The subsidiary successfully emerged from bankruptcy the following year. Mr. Higgins’ professional background provides the Board with additional perspective on talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, the defense industry, acquisitions, and both the distribution and aerospace markets. In addition, his experience at Honeywell International and Allied Signal provide him with a strong background in the aerospace industry.

Class II Directors Whose Terms Expire in 2019

Neal J. Keating

Mr. Keating, 61, has been a director since September 2007, when he was appointed President and Chief Operating Officer of the Company. In January 2008, he was appointed Chief Executive Officer and, in March 2008, he was appointed to the additional position of Chairman. Prior to joining the Company, Mr. Keating served as Chief Operating Officer at Hughes Supply, then a $5.4 billion wholesale distributor that was acquired by Home Depot in 2006. Prior to that, he held senior positions at GKN Aerospace, an aerospace subsidiary of GKN, plc, and Rockwell Collins, Commercial Systems, and was a board member for GKN, plc and AgustaWestland. He is also a director of Hubbell Incorporated, an international manufacturer of electrical and electronic products. The Board believes that these positions demonstrate an extensive history of senior executive leadership and Board participation in both the Company's business segments (Aerospace and Distribution), with an emphasis on international operations and acquisitions. The Board also believes that Mr. Keating's combined role of CEO and Chairman provides the Company's shareholders with the benefits of Board leadership by an executive with an extensive professional background, as well as day-to-day knowledge of the Company's businesses and markets, strategic plan execution, and future needs.

Scott E. Kuechle

Mr. Kuechle, 57, has been a director since 2013. He is a former Chief Financial Officer of Goodrich Corporation, a worldwide supplier of aerospace components, systems and services to the commercial and general aviation airplane market that was acquired by United Technologies Corporation in 2012. Mr. Kuechle served as CFO of Goodrich from August 2005 until his retirement in July 2012. He had previously served as Vice President and Controller from 2004-2005 and Vice President and Treasurer from 1998-2004 and in various other financial leadership roles during his 29-year tenure with Goodrich. He also serves as a director of Esterline Corporation, a specialty manufacturer serving the global aerospace and defense markets, and Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. Mr. Kuechle's extensive background and experience within the aerospace and defense industry, coupled with his financial expertise and past experience as a Chief Financial Officer, provide the Board with a powerful skill-set upon which to draw as the Company continues to execute on its strategic plan. This type of expertise and experience was particularly important to the Board as a means of providing additional depth of capability to the Audit Committee, to which he was appointed upon his election to the Board. Mr. Kuechle’s background also provides the Board with additional perspective on international operations, financial management, acquisitions, and other finance-related matters.

Jennifer M. Pollino

Ms. Pollino, 52, has been a director since 2015. She currently serves as an executive coach and consultant with JMPollino LLC, a leadership development, talent management and succession planning firm she founded upon her retirement from Goodrich Corporation in July 2012. She previously served as Executive Vice President, Human Resources and Communications, at Goodrich from February 2005 until July 2012, when Goodrich was acquired by United Technologies Corporation. Prior to that, she served as President and General Manager of the Aircraft Wheels & Brakes Division of Goodrich from September 2002 to February 2005, as President and General Manager of the Turbomachinery Products Division of Goodrich from December 2001 to August 2002, and in various other positions of increasing responsibility during her 20-year tenure with Goodrich. She also serves as a director of Crane Co., a diversified manufacturer of highly engineered industrial products, and Wesco Aircraft Holdings, Inc., a provider of comprehensive supply chain management services to the global aerospace industry. The Board believes these positions demonstrate an extensive history of senior executive and oversight roles which provide operational insight, particularly with regard to human resources, government contracting and distribution. The Board also values her prior experience in finance and accounting gained as Vice President-Finance and Controller of two other Goodrich divisions, the Controller of a savings and loan association, a field accounting officer with the Resolution Trust Corporation, and a Certified Public Accountant.

Richard J. Swift

Mr. Swift, 72, has been a director since 2002. He is the retired Chairman, President and Chief Executive Officer of Foster Wheeler Ltd., a provider of design, engineering, construction, and other services. He also serves as a director of CVS Caremark Corporation, the largest pharmacy health care provider in the United States; Hubbell Incorporated, an international manufacturer of electrical and electronic products; Ingersoll-Rand Company, Ltd., a diversified industrial manufacturer; and Public Service Enterprise Group Incorporated, a diversified energy company. He is a graduate of the U.S. Military Academy, and he served four years as an infantry officer in the United States Army. Mr. Swift brings to the Board a broad range of operations management experience acquired in a career with Foster Wheeler, Ltd. that spanned almost 30 years and involved increasingly senior executive leadership positions culminating in his role as Chairman and CEO for 7 years. He also has finance experience, with a Masters of Business Administration from Fairleigh Dickinson University, and service in the role of Chairman of the Financial Accounting Standards Advisory Council from January 2002 to December 2006, and he was a Licensed Professional Engineer for approximately 35 years. This type of experience is important to the Board as a means to provide additional depth of capability to the Corporate Governance and Personnel & Compensation Committees. Mr. Swift’s background also provides the Board with additional perspective on international operations, financial management, investments, acquisitions, and other finance-related matters.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
The Board is elected by our shareholders to oversee their interests as owners of the Company. The Board is the ultimate decision-making authority for the Company, except for those matters that are reserved for, or shared with, our shareholders. The Board appoints and oversees the Company’s senior management, which is responsible for conducting the Company’s day-to-day business operations.
Board Leadership Structure
Our Bylaws and Corporate Governance Principles provide the Board with the flexibility to select and revise its leadership structure on the basis of the best interests of the Company and its shareholders at any given point in time. The Board evaluates this structure in connection with the annual appointments to the positions of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"). The Board believes that it is currently in the best interests of the Company and its shareholders to combine the Chairman and CEO roles and to appoint a Lead Independent Director annually. In this way, the Company’s shareholders have the benefit of Board leadership by Mr. Keating, an executive with extensive day-to-day knowledge of the Company’s operations, strategic plan execution and future needs, as well as a Lead Independent Director who provides Board member leadership. In arriving at its determination, the Board has also considered the fact that the Board consists entirely of independent directors (other than Mr. Keating), all having diverse professional and other Board experience.
The current Lead Independent Director is Karen M. Garrison. The Lead Independent Director position has existed since 2002. The roles and responsibilities of the Lead Independent Director currently include the following:

•	membership on the Corporate Governance Committee;

•	chair of the Board’s executive sessions and of Board meetings at which the Chairman is not in attendance;

•	review and approval of all Board and committee meeting agendas;

•
liaison between the Chairman and the independent directors, which includes facilitating communications and assisting in the resolution of conflicts, if any, between the independent directors and the Company’s management;

•	providing counsel to the Chairman and CEO, including provision of appropriate feedback regarding effectiveness of Board meetings, and otherwise as needed or requested; and

•	such other responsibilities as the Board delegates.
In performing these responsibilities, the Lead Independent Director is expected to consult with the chairpersons of the Board committees, as appropriate, and solicit their participation in order to avoid the appearance of diluting the authority or responsibility of the Board committees and their chairpersons.
Board Meetings and Committees
The Board met 5 times in 2016 and its committees met a total of 23 times. Each director attended 75% or more of the aggregate of all meetings of the Board and committees on which he or she served during 2016. The Company's Corporate Governance Principles provide that directors are strongly encouraged to attend each annual meeting of shareholders and, except for Eileen S.

Kraus who retired from the Board effective as of the 2016 Annual Meeting, all of the directors then in office attended the 2016 Annual Meeting. All of the Company's current directors are expected to attend the 2017 Annual Meeting.
The Board maintains the following standing committees: Corporate Governance, Audit, Personnel & Compensation, and Finance. Each committee has a charter that has been approved by the Board. The complete text of each committee charter is available on the Company’s website located at www.kaman.com by clicking on the "Governance" link followed by the "Documents & Downloads" link. Each committee and the Board periodically, but not less than annually, review and revise the committee charters, as appropriate.
The following table describes the current members of each committee and the number of meetings held during 2016. Unless otherwise noted, each director served on the committees noted for the entire year.

Board Member	Audit Committee	Corporate Governance Committee	Finance Committee	Personnel & Compensation Committee
Brian E. Barents	—	—	X	X
E. Reeves Callaway III	—	—	X	X
Karen M. Garrison(1)	—	Chair	X	—
A. William Higgins	—	X	Chair	—
Neal J. Keating(2)	—	—	—	—
Scott E. Kuechle	Chair	X	—	—
George E. Minnich	X	—	—	X
Jennifer M. Pollino(3)	X	—	—	X
Thomas W. Rabaut	X	—	X	—
Richard J. Swift	—	X	—	Chair
Number of Meetings	8	6	4	5
_______________

(1)	Lead Independent Director.

(2)	Not an independent director.

(3)	First appointed to the Audit Committee on April 20, 2016.

Corporate Governance Committee
Under its charter, the Corporate Governance Committee consists of the chairpersons of the standing committees and the Lead Independent Director, if the Lead Independent Director is not already a committee chairperson. The committee assists the Board in fulfilling its corporate governance responsibilities and serves as the Board’s nominating committee. These corporate governance responsibilities include board and committee organization and function, membership, compensation, and annual performance evaluation; annual goals development and evaluation for the CEO with participation by the Personnel & Compensation Committee and the Board in executive session; succession planning; development and periodic review of governance policies and principles; monitoring director compliance with stock ownership guidelines; consideration and recommendation of shareholder proposals; establishment of selection criteria for, and review and recommendation of, new Board members; and administration of the Company’s majority voting policy for director elections.
Audit Committee
The Audit Committee is responsible for assisting the Board in fulfilling its responsibility to oversee the Company’s financial reporting and accounting policies and procedures, its system of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The committee is also responsible for overseeing the performance, qualifications and independence of the Company’s independent registered public accounting firm (which reports directly to the committee) as well as the performance of the internal audit department. The committee reviews the Company’s business risk assessment framework and identifies principal business risks with management, the independent auditor and the internal chief audit executive (however, this committee is not the only Board committee that reviews such business risks), and pre-approves all auditing services and permitted non-audit services to be performed by its independent auditor (which approval authority has been delegated to the committee’s chairperson for certain immaterial items that may arise between meetings, subject to ratification at the committee’s next meeting).
The Audit Committee has also established a policy for the Company’s hiring of current or former employees of the independent auditor to ensure that the auditor’s independence under applicable SEC rules and accounting standards is not impaired. The committee has also established, and monitors management’s operation of, procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing, or other matters; as well as the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting, auditing, or other matters. The committee meets regularly in executive session with the Company's Chief Audit Executive and the independent auditor without management present.
The Audit Committee Charter provides that a committee member may not simultaneously serve on the audit committees of more than three companies whose stock is publicly traded (including this committee) unless the Board has provided its consent. No determination to grant such consent is currently required.
George E. Minnich, Scott E. Kuechle, Jennifer M. Pollino and Thomas W. Rabaut each has been determined to be an "audit committee financial expert," within the meaning of Item 407(d)(5) of Regulation S-K.
Personnel & Compensation Committee
The Personnel & Compensation Committee (the "P&C Committee") reviews and approves the terms of, as well as oversees, the Company's executive compensation strategies (including the plans and policies to execute those strategies), administers its equity plans (including the review and approval of equity grants to executive officers) and annually reviews and approves compensation decisions relating to executive officers, including those for the CEO and the other executive officers named in the Summary Compensation Table (collectively, the "Named Executive Officers"). The committee considers the CEO's recommendations when determining the compensation of the other executive officers, but the CEO has no role in determining his own compensation (although as part of the annual CEO evaluation process, he prepares a self-assessment for review by the Corporate Governance Committee, which shares that evaluation with this committee). The committee then submits its determinations regarding proposed CEO compensation at an executive session of the Board for consideration and approval.
The P&C Committee also monitors management's compliance with stock ownership guidelines adopted from time to time by the Board; reviews and approves employment, severance, change in control, and termination arrangements for all executive officers and periodically reviews the Company's policies and procedures for management development.
During each of the last twelve years, the committee has directly engaged Geoffrey A. Wiegman, founder and president of Wiegman Associates LLC, an independent compensation consulting firm, to assist the committee in fulfilling its responsibilities (Mr. Wiegman is sometimes referred to in this proxy statement as the "independent compensation consultant"). The independent compensation consultant attends each committee meeting, including executive sessions. He advises the committee on marketplace trends in executive compensation and evaluates proposals for compensation programs and executive officer compensation decisions. He has also provided services to the Corporate Governance Committee in connection with its evaluation of director compensation. Although he interacts with Company management in his capacity as an advisor to the committee, he is directly accountable to the committee. The committee has assessed the independence of Mr. Wiegman as required under applicable SEC and New York Stock Exchange ("NYSE") rules and has determined that the work of the independent compensation consultant does not raise any conflict of interest. The committee also has the authority to obtain advice and assistance from external legal, accounting or other advisers.
Compensation Committee Interlocks and Insider Participation
As noted above, each member of the P&C Committee is "independent" under the NYSE and SEC rules applicable to compensation committee members and otherwise in accordance with the P&C Committee's charter and our Corporate Governance Principles. In addition, no member of the P&C Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that employs a member of our Board or the P&C Committee. All members of the P&C Committee are "non-employee directors" as defined in SEC Rule 16b-3(b)(3).
Finance Committee
The Finance Committee assists the Board in fulfilling its responsibilities concerning matters of a material financial nature, including the Company’s strategies, policies and financial condition, insurance-related risk management programs, financing agreements, dividend policy, significant derivative instrument or foreign currency positions, and administration of tax-qualified defined contribution and defined benefit plans. The committee’s responsibilities also include review of the Company’s annual business plan and long range planning strategies; all forms of major debt issuances; the financial aspects of proposed acquisitions or divestitures that exceed transaction levels for which the Board has delegated authority to management; material capital expenditures; methods of financing; and the Company’s relationship with its lenders. Finally, the committee reviews and approves the Company’s policies and procedures on hedging, swaps, security-based swaps, derivatives, foreign currency exchange risk and debt and interest rate risk and, not less than annually, reviews and approves, on a general or a case-by-case basis, the Company’s decision to enter into swaps and other derivative transactions that are exempt from exchange-execution and clearance under the "end-user exception" set forth in the Dodd-Frank Act and any applicable regulations established by the Commodity Futures Trading Commission.

Director Nominees
The Board is responsible for selecting its own members and recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance Committee, which consults with the Chairman and CEO, after which it provides recommendations to the Board. The Corporate Governance Committee will also consider director candidates recommended by shareholders. While the Corporate Governance Committee does not have specific minimum qualifications for potential directors, its policy is that all candidates, including those recommended by shareholders, will be evaluated on the same basis. The committee utilizes a nationally recognized third-party consultant to assist in identifying potential candidates. The consultant is provided with the committee’s assessment of the skill-sets and experience required in the context of current Board composition and identifies potential candidates for introduction to the committee. Thereafter, consideration of any such individuals is the responsibility of the committee in consultation with the CEO.
Under our Bylaws, only individuals nominated in accordance with certain procedures are eligible for election as directors of the Company (except for the rights of preferred shareholders, of which there currently are none). Generally, nominations are made by the Board of Directors or any shareholder (i) who is a shareholder of record on the date of the giving of written notice in respect of the nomination for director and on the record date for the determination of shareholders entitled to notice of and to vote at a meeting where directors are to be elected, and (ii) who provides advance written notice, all of the foregoing in accordance with the Bylaws.
In addition to any other applicable requirements, for a nomination to be properly made by a shareholder, such shareholder must have given timely notice therefor in proper written form to the Secretary of the Company. To be timely, a shareholder's written notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company, in the case of: (i) an annual meeting, not less than seventy-five (75) days nor more than ninety (90) days prior to the first anniversary of the date of the immediately preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC), whichever first occurs; and (ii) a special meeting called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is first given or made (which for this purpose shall include any and all filings of the Company made with the SEC).
A shareholder’s written notice of a proposed nomination must describe (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, if any, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The shareholder making the proposal must also provide (i) the shareholder's name and record address, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the shareholder, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons identified in its notice, and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and its rules and regulations. The written notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serving as a director if elected. The Board may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.
The Board’s Role in Oversight of the Company’s Risk Management Process
The Board oversees the Company’s processes to identify, report and address risks across the full spectrum of the Company’s operations. To that end, each of the Board’s committees has been delegated responsibility for evaluating specific risk management processes and issues resulting therefrom. The Board receives regular reports from these committees and, where appropriate, directs that action be taken. The Board also conducts direct oversight of certain risk management processes.
The Company’s Internal Audit Department reports directly to the Audit Committee, and the Audit Committee regularly reviews with management the Company’s financial reporting and accounting policies, internal controls over financial reporting, internal accounting controls, business risk assessment framework and principal business risks, and Code of Business Conduct compliance. The Finance Committee reviews the Company’s short- and long-term business plans, certain proposed acquisitions or divestitures (including consideration of any substantial diversification from current business operations), any significant debt/equity issuances, and risk management programs from an insurance coverage perspective. The Company’s Vice President - Corporate Risk, Safety and Environmental Management also reports directly to the committee on a periodic basis. The P&C Committee reviews and approves the Company’s executive compensation strategies and programs related to annual, long-term and equity incentives and the business unit and corporate performance goals associated therewith, monitors management progress in compliance with stock ownership guidelines, considers and approves all employment-related agreements or termination arrangements with the Company’s executive officers and periodically reviews policies related to management development. The Corporate Governance Committee reviews the Company’s succession plan for the CEO and other top senior management, assures annual evaluation of Board performance, establishes selection criteria for new directors, and manages the annual CEO evaluation process. The duties and responsibilities of each of the Board’s committees are more fully described above.
In addition to its consideration of matters brought to its attention by the Board’s committees, the Board conducts direct oversight of various business risk management functions. At each regular meeting, the Board receives senior management reports about current operations as well as the identification of, and progress in addressing, principal business risks. The Board also receives direct reports from management regarding its Enterprise Risk Management program for identification and development of mitigation activities relative to longer-term business risks. In addition to the regular reports provided regarding current principal business risks, the Audit Committee periodically receives summary reports regarding the Enterprise Risk Management program. Annually, the Board reviews and approves the Company’s strategic plan objectives with periodic reviews thereafter regarding progress against that plan and any changes that are being considered. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure, at least in part due to the level of direct communication that the Board and its committees experience with a variety of management employees involved in operations, finance, human resources, risk management and legal roles.
Board and Committee Independence Requirements
Our Corporate Governance Principles provide that, as a matter of policy, a significant majority of the Board should consist of independent directors. In order to be deemed independent, our Corporate Governance Principles specify that a director must be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director. In addition to establishing its own criteria for independence, the Company complies with the rules promulgated by the NYSE for determining the independence of directors, as well as the Sarbanes-Oxley Act for independence of directors on the Audit Committee and the Internal Revenue Code of 1986 and Dodd-Frank Wall Street Reform and Consumer Protection Act requirements for independence of directors on the P&C Committee (or any other committee performing an equivalent function).
Based on the review and recommendation of the Corporate Governance Committee, the Board has affirmatively determined that all of the current directors meet the applicable independence standards referenced in the preceding paragraph, except for Mr. Keating, the Company’s Chairman, President and CEO. In evaluating and determining the independence of the Company's directors, the Corporate Governance Committee and the Board considered that, in the ordinary course of business, transactions may occur between the Company and its subsidiaries and certain entities with which some of the directors are or have been affiliated.
In affirmatively determining the independence of each director who serves as a member of the P&C Committee, the Corporate Governance Committee and the Board considered all factors specifically relevant to determining whether such director has a direct or indirect relationship with the Company or any of its subsidiaries which is material to such director's ability to be independent from management in connection with the director's duties as a member of the P&C Committee, including, but not limited to the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director and whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.
Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees
The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate characteristics required of Board members in the context of the Board’s current composition. This includes review of the suitability for continued service of each Board member when his or her term expires and when he or she has a significant change in status. Overall, the assessment includes areas such as senior leadership positions; professional experience in areas relevant to the Company’s businesses, including aerospace, industrial distribution, international, government, regulatory, mergers and acquisitions, financial, accounting, human resources or information technology systems experience; other public company board service; diversity, age and evidence of the intangible characteristics that are vital to the successful operation of any board. Diversity in this context has traditionally referred to encouragement of the identification of minority candidates, including women and individuals of varied national origins. Consideration of diversity has been an element communicated to the third-party search firms in each of the director searches conducted during the past several years.
The Board believes that intangible characteristics include a demonstrated understanding of a director’s policy making role while constructively challenging management to seek and attain competitive targets and increase shareholder value; a demonstrated understanding of the Company’s values and strategic plan; capacity for critical thought; maintenance of objectivity in not being unreasonably influenced by personal experience or other Board members in situation analysis; and the independence required for participation on the Board and its committees. In addition, Board members are evaluated with respect to their active contributions, including regular attendance and preparation for/participation at meetings while maintaining an ongoing understanding of the issues and trends affecting the Company.
In addition to these intangible characteristics, we have described specific experience, qualifications, attributes and skills that the Board believes qualify each current director for his or her position on the Board in the summary of biographical information set forth above. Those descriptions are not intended to be comprehensive descriptions of the types of expertise or contributions provided by each director. At this time, the Board believes that each of these directors possesses the experience, qualifications, attributes and skills, as well as the intangible characteristics described above, which, taken together, qualify them for their positions on the Board.
Other Information about the Board’s Structure and Composition
Board Size
The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three or more than fifteen persons, the exact number of which shall be fixed from time to time by the Board. The current size of the Board is fixed at ten persons. Although the directors are authorized to fill vacancies on the Board, including any vacancy resulting from an increase in its size, any director so elected may only serve until the annual meeting immediately following his or her election. Under our Corporate Governance Principles, a Board size of nine to eleven individuals continues to be considered appropriate.
Mandatory Retirement
The Company’s Bylaws provide for mandatory director retirement at age 72 (age 75 for directors serving as of November 14, 2000). The Board’s policy in implementing this requirement is that if a director attains mandatory retirement age during his or her then-current term, the director may continue to serve the remaining portion of that term. Although the Board is permitted to make exceptions to this requirement, it intends to exercise this right only under extraordinary circumstances.
Change of Principal Occupation
Our Corporate Governance Principles require directors who change their principal occupation, position, or responsibility held at the time of election to submit a conditional letter of resignation to the Board, after which a judgment will be made in each case as to the appropriateness of continued membership under the circumstances.
2016 Director Compensation
The following table provides information about the compensation that our directors earned during 2016. The table does not include Mr. Keating, our Chairman, President and Chief Executive Officer, who received no additional compensation for his service as a director.
2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Brian E. Barents	$85,500	$100,012	—	$185,512
E. Reeves Callaway III	$85,500	$100,012	—	$185,512
Karen M. Garrison	$127,000	$100,012	—	$227,012
A. William Higgins	$97,000	$100,012	—	$197,012
Eileen S. Kraus(2)	$27,140	—	$25,000	$52,140
Scott E. Kuechle	$107,000	$100,012	—	$207,012
George E. Minnich	$90,500	$100,012	—	$190,512
Jennifer M. Pollino	$86,874	$100,012	—	$186,886
Thomas W. Rabaut	$89,000	$100,012	—	$189,012
Richard J. Swift	$102,000	$100,012	—	$202,012
_______________

(1)
Please refer to Footnote 18, Share-Based Arrangements, to the Company’s audited consolidated financial statements for the year ended December 31, 2016, set forth in the Company's Annual Report on Form 10-K for the year then ended. Each stock award generally consisted of 2,361 vested shares of Common Stock issued under our 2013 Management Incentive Plan on April 20, 2016. The closing price of our Common Stock on the New York Stock Exchange on April 19, 2016, the day prior to such grants, was $42.36.

(2)
Retired from the Board effective as of April 20, 2016, the date of the 2016 Annual Meeting of Shareholders, at which time Mrs. Kraus was appointed to the unpaid position of Director Emeritus. The amount shown in the "All Other Compensation" column represents a charitable contribution made in honor of Mrs. Kraus on the occasion of her retirement.

The following table summarizes the fee schedule in effect throughout 2016:

2016 BOARD RETAINER AND MEETING FEE TABLE
Amount/Value
Cash:
Retainer Fees (payable quarterly in arrears)(1):
Board	$70,000
Lead Director	$30,000
Committee Chairs:
Audit Committee	$30,000
Corporate Governance Committee	$20,000
Personnel & Compensation Committee	$25,000
Finance Committee	$20,000
Committee Members:
Audit Committee	$12,000
Corporate Governance Committee	$7,000
Personnel & Compensation Committee	$8,500
Finance Committee	$7,000
Equity:
Stock Award(2)	Vested shares having a fair market value equal to $100,000
_________________

(1)
In addition to these annual retainers, Board members may receive additional meeting fees ($1,500 for an in person meeting and $750 for a telephonic meeting) for "special" board meetings. Special board meetings are defined as meetings that are in addition to the meetings regularly scheduled in advance. Committee members may also receive additional meeting fees ($1,500 for an in person meeting and $750 for a telephonic meeting) for any committee meeting that exceeds the number of regularly scheduled committee meetings by more than two.

(2)
This award is currently made under the 2013 Management Incentive Plan at the annual Board meeting held in conjunction with the annual meeting of shareholders. The number of shares for this award is determined based upon the closing price of the Company's Common Stock on the New York Stock Exchange on the day prior to the date of grant, in accordance with the Plan.

The Corporate Governance Committee reviews our non-employee director compensation on a biennial basis with the assistance of the independent compensation consultant to the P&C Committee. The compensation arrangements reflected in the preceding table were approved by the Corporate Governance Committee in November 2014. Modifications to the compensation arrangements were approved at the November 2016 meeting of the Corporate Governance Committee and became effective as of January 1, 2017. As of such date, the annual cash retainer was increased to $75,000, the value of the annual equity award was increased to $125,000, and the committee membership retainers were increased to the following levels: Audit - $15,000; Corporate Governance - $8,500; Personnel & Compensation - $10,000; and Finance - $8,500.
From time to time, special activities may be undertaken by one or more directors at the direction of the Board and, in such cases, additional fees will ordinarily be paid. There were no such special activities during 2016.
Directors may defer all, or a portion, of their cash compensation. Interest accrues on such deferrals at the Applicable Federal Long-Term Rate. When a director ends his or her service on the Board, distributions are made either in quarterly installments over a maximum period of 10 years or in a lump sum, based on prior elections made in connection with each deferral. Distributions are made beginning either in the next calendar quarter after the date service ends or on the following January 1 at the prior election of the director.
The Board has adopted stock ownership guidelines for non-employee directors, which are discussed in more detail below under the caption, "Stock Ownership Guidelines." The Corporate Governance Committee periodically reviews the progress of each non-employee director toward the achievement of these guidelines. As of December 31, 2016, all non-employee directors were in compliance with these guidelines, except for Ms. Pollino, who was first elected to the Board during 2015. The Corporate Governance Committee believes that she is progressing satisfactorily toward the requisite ownership level.

Code of Business Conduct and Other Governance Documents Available on the Company’s Website
The Company has for many years maintained a Code of Business Conduct applicable to all of its employees, consultants and the Board of Directors. This Code of Business Conduct is also specifically applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The current Code of Business Conduct, which was amended and restated in its entirety effective January 1, 2013, may be accessed on the Company’s website at www.kaman.com by clicking on the "Governance" tab followed by the "Documents and Downloads" link. We intend to disclose any future amendments to, or waivers from, provisions of the Code of Business Conduct required to be disclosed under the rules of the SEC or listing standards of the NYSE at the same location on our website.
In addition to the Code of Business Conduct and the committee charters and Governance Principles already referenced, other governance documents including the Company's Amended and Restated Certificate of Incorporation and Bylaws can be accessed on the Company’s website at www.kaman.com by clicking on the "Governance" tab and then the link to each document.
Communications with the Board
Shareholders or others wishing to communicate with any member of the Board, a Board committee, or the Lead Independent Director may do so by mail, addressed to Kaman Corporation Corporate Headquarters, c/o Corporate Secretary, 1332 Blue Hills Ave., Bloomfield, Connecticut 06002 or by e-mail through the Kaman Corporation website at www.kaman.com by clicking on the "Governance" tab and then selecting "Contact" link. The Corporate Secretary will compile all such communications and forward each item to the individual to whom it is directed or, if the communication is not directed to any particular Board member, to the entire Board. Items that the Corporate Secretary determines are frivolous, unlawful or that constitute commercial advertisements will not be forwarded to the Board or any particular Board member.
Director Education
The Board maintains a policy that directors should be regularly exposed to discussion of current developments in their roles and responsibilities as directors, and their attendance at such sessions is reimbursed by the Company. The Board’s policy also encompasses receipt of information regarding developments in the law and conditions in the market segments in which the Company operates. During the past few years, several Board members have participated in seminars sponsored by various national organizations, which have included developments in the law, board/management relationship development, and audit-related topics. The Board has also received presentations from outside industry experts regarding developments and trends in certain of the Company’s market segments and other subjects of importance to the Company. In addition, the Board and the Company have an orientation process for new directors that includes background material, meetings with senior management and visits to Company facilities.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis. Based solely on a review of the Section 16(a) forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required Section 16(a) forms were timely filed for fiscal 2016.
Related Party Transactions
The Company’s Code of Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone. All of the Company’s employees have a responsibility and duty of loyalty to the Company and all business decisions are to be made in the best interests of the Company, which means putting the Company’s interests first. Should a situation arise that would constitute a related party transaction under applicable SEC rules, the Company's Code of Conduct provides that the independent and disinterested Board members will review the propriety of, and approve or disapprove, such transaction. Under SEC rules, a related party is, or at any time since the beginning of the last fiscal year was, a director, executive officer, nominee for director or five percent shareholder of the Company, or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related party transaction is any transaction, arrangement or relationship (or series of transactions, arrangements or relationships) in which the Company is a participant, the amount involved exceeds $120,000 and a related party had, has or will have a direct or indirect material interest.
There were no transactions, relationships or arrangements proposed between executive officers of the Company and the Company or any of its subsidiaries during 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
Stock Ownership of Directors and Executive Officers
The following table sets forth information about the beneficial ownership of the Company’s Common Stock by each director and director nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, as of December 31, 2016. The beneficial ownership percentages have been calculated based on 27,108,133 shares of Common Stock issued and outstanding as of such date. Unless otherwise indicated, each person listed has the sole voting and investment power with respect to the shares listed, and the business address of each person is c/o Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002.

Name	Number of Shares Beneficially Owned as of December 31, 2016		Percentage

Brian E. Barents	29,144	(1)	*
E. Reeves Callaway III	5,577		*
Ronald M. Galla	32,768	(2)	*
Karen M. Garrison	23,644		*
A. William Higgins	17,644		*
Neal J. Keating	206,529	(3)	*
Scott E. Kuechle	9,097		*
Shawn G. Lisle	18,251	(4)	*
George E. Minnich	18,784	(5)	*
Jennifer M. Pollino	4,402		*
Thomas W. Rabaut	26,529	(6)	*
Steven J. Smidler	40,039	(7)	*
Robert D. Starr	53,278	(8)	*
Gregory L. Steiner	73,270	(9)	*
Richard J. Swift	19,644		*
All Directors and Executive Officers as a group	648,990	(10)	2.38%
_______________

*	Less than one percent.

(1)	Shares held indirectly through a family trust, for which Mr. Barents serves as Trustee with the power to exercise investment control.

(2)	Retired from the Company effective as of January 3, 2017.

(3)	Includes 14,000 shares held in a trust, for which Mr. Keating serves as a co-trustee with the power to exercise investment control.

(4)	Includes 5,796 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days.

(5)	Shares held indirectly through a family LLC controlled by Mr. Minnich.

(6)	Includes 2,485 shares held by a revocable trust for the benefit of Mr. Rabaut's spouse and children, for which Mr. Rabaut serves as Trustee with the power to exercise investment control.

(7)	Includes 15,820 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days.

(8)	Includes 30,180 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days.

(9)	Includes 46,500 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days.

(10)	Includes 117,709 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days.

Beneficial Owners of More Than 5% of Common Stock
Following is information about persons known to the Company to be beneficial owners of more than five percent (5%) of the Company’s outstanding voting securities as of December 31, 2016:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock

GAMCO Asset Management Inc. et al.(1) One Corporate Center Rye, NY 10580	5,206,791	19.2%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	3,129,613	11.5%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	2,291,270	8.5%
The London Company(4) 1800 Bayberry Court, Suite 301 Richmond, VA 23226	2,162,563	8.0%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	1,362,898	5.0%
_______________

(1)
As reported in Amendment No. 20 to Schedule 13D, filed with the SEC on March 11, 2016 ("Amendment 20") by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer (collectively, the "Reporting Persons"), GAMCO Asset Management Inc. ("GAMCO") is the beneficial owner of 3,751,372 shares, Gabelli Funds, LLC ("Gabelli Funds") is the beneficial owner of 1,244,418 shares, MJG Associates, Inc. ("MJG Associates") is the beneficial owner of 8,000 shares, Teton Advisors, Inc. ("Teton Advisors") is the beneficial owner of 197,301 shares, Gabelli Securities, Inc. ("GSI") is the beneficial owner of 4,000 shares, Associated Capital Group, Inc. ("AC") is the beneficial owner of 1,200 shares, and Mario J. Gabelli is the beneficial owner of 500 shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities. Each of the Reporting Persons, together with their executive officers and directors, has the sole power to vote or direct the vote and the sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 257,200 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by a number of investment funds for which Gabelli Funds serves as an investment adviser (the "Funds") so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli and AC is indirect with respect to the shares beneficially owned directly by other Reporting Persons.

(2)
As reported in Amendment No. 9 to Schedule 13G filed with the SEC on January 12, 2017, BlackRock, Inc. is the beneficial owner of 3,129,613 shares held by specified subsidiaries as of December 31, 2016. According to the filing, BlackRock, Inc. has the sole power to vote or direct the vote of 3,072,596 shares, the shared power to vote or direct the vote of no shares, the sole power to dispose or to direct the disposition of 3,129,613 shares, and the shared power to dispose or to direct the disposition of no shares.

(3)
As reported in Amendment No. 4 to Schedule 13G filed with the SEC on February 10, 2017, The Vanguard Group is the beneficial owner of 2,291,270 shares held by various investment advisory clients as of December 31, 2016. According to the filing, The Vanguard Group has the sole power to vote or direct the vote of 34,156 shares, the shared power to vote or direct the vote of 4,669 shares, the sole power to dispose or to direct the disposition of 2,253,676 shares, and the shared power to dispose or to direct the disposition of 37,594 shares.

(4)
As reported in Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2017, The London Company is the beneficial owner of 2,162,563 shares held by various investment advisory clients. According to the filing, The London Company has the sole power to vote or direct the vote of 1,585,415 shares, the shared power to vote or direct the vote of no shares, the sole power to dispose or to direct the disposition of 1,585,415 shares, and the shared power to dispose or to direct the disposition of 577,148 shares.

(5)
As reported in Schedule 13G filed with the SEC on February 9, 2017, Dimensional Fund Advisors LP ("Dimensional Fund") is the beneficial owner of 1,362,898 shares held by various investment advisory clients as of December 31, 2016. According to the filing, Dimensional Fund has the sole power to vote or direct the vote of 1,306,944 shares, the shared power to vote or direct the vote of no shares, the sole power to dispose or to direct the disposition of 1,362,898 shares, and the shared power to dispose or to direct the disposition of no shares. Dimensional Fund disclaims beneficial ownership of all such securities.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section explains our executive compensation program as it applies to the senior executive officers whose compensation is summarized in the Summary Compensation Table and the other tables that are presented immediately following this discussion. We sometimes refer to these senior executive officers as our "Named Executive Officers" or our "NEOs." This section also discusses the role, responsibilities and philosophy of the P&C Committee of our Board of Directors, which oversees the design and operation of the program.
For 2016, our Named Executive Officers were as follows:

Neal J. Keating	Chairman, President and Chief Executive Officer
Robert D. Starr	Executive Vice President and Chief Financial Officer
Gregory L. Steiner	Executive Vice President, Kaman Corporation and President, Kaman Aerospace Group, Inc.
Ronald M. Galla	Senior Vice President and Chief Information Officer
Shawn G. Lisle	Senior Vice President and General Counsel
In addition to the foregoing, we have elected to discuss the compensation of Steven J. Smidler, Executive Vice President of the Company and President of our Distribution segment, even though he is not a Named Executive Officer under applicable SEC disclosure rules. We have done so because he is responsible for the management of our larger operating segment and his compensation has been discussed in our proxy statements for the past several years. We also expect that he will be among our most highly compensated executive officers after payment of the long-term incentive award payouts that are likely to be approved in June 2017 based on the long-term performance periods ended as of December 31, 2016.
In the discussion that follows, we begin with a brief description of some of the most significant actions that were taken by the Committee with respect to the 2016 compensation of our Named Executive Officers. We then discuss some of the most significant policies and practices that have been implemented to assure that the total compensation paid to our NEOs is linked to Company performance and increases in shareholder value. We then present the results of our recent say-on-pay votes and discuss how the Committee has interpreted these results. Next, we discuss our compensation philosophy and describe the various elements of our executive compensation program and the 2016 compensation of our Named Executive Officers, including the annual cash incentive award payouts that were approved in February 2017 for 2016 performance and an estimate of the long-term incentive award payouts that are likely to be approved in June 2017 based on the long-term performance periods ended as of December 31, 2016. We then discuss a number of other compensation-related matters, including our use of employment and change in control agreements, our stock ownership guidelines for directors and executive officers, and the material tax and accounting implications of our compensation program. We conclude by presenting the formal report of the Committee, which is required by applicable SEC rules and regulations.
As used in this section, all references to the "Committee" mean the P&C Committee, which oversees the design and operation of our executive compensation program. For more information about the Committee and its role and responsibilities, please see the discussion under the heading "Personnel & Compensation Committee" above.
2016 Compensation Initiatives
Set forth below is a brief description of some of the most significant events and actions taken by the Committee with respect to the determination of the 2016 compensation of our Named Executive Officers and other members of our senior leadership team:

•
We discussed the results of the voting at the 2016 Annual Meeting with respect to the annual, non-binding advisory vote on executive compensation and considered the compensation-related aspects of the proxy advisory reports issued by ISS and Glass Lewis, and we determined not to make any significant changes to our compensation program. In accordance with applicable SEC rules and regulations and the voting frequency preferred by our shareholders, we submit an annual, non-binding advisory proposal to our shareholders asking them to approve the compensation that is paid to our Named Executive Officers. In connection with these votes, various proxy advisory firms, including ISS and Glass Lewis, issue proxy advisory reports assessing, among other things, our executive compensation policies and programs. As discussed in more detail below, approximately 98.5% of the votes cast at the 2016 Annual Meeting of shareholders were voted "FOR" the most recent advisory proposal submitted to shareholders. See "Recent Say-on-Pay Voting Results" below. We have interpreted this to mean that our shareholders generally support the design, purposes and direction of our executive compensation program. Although we considered the comments and recommendations set forth in the proxy advisory reports, we determined not to make any significant changes to our compensation program for 2016.

•
We entered into new change in control agreements with our Named Executive Officers. The Company has change in control agreements with each of our Named Executive Officers, the terms and provisions of which are discussed in more detail below. See "POST-TERMINATION PAYMENTS AND BENEFITS — Change in Control Agreements." We reviewed these agreements during 2016 to ensure that the agreements incorporate appropriate terms and provisions and continue to reflect best practices. Upon completion of this review, we amended and restated the change in control agreements with all of our Named Executive Officers.

•
We amended our deferred compensation plan to permit alternative, market-based investment alternatives. The Company also maintains a nonqualified deferred compensation plan for senior executives, including the Named Executive Officers, that affords participants the opportunity to defer on a pre-tax basis a portion of their base salaries and annual incentive awards and receive a matching contribution from the Company in the form of additional deferred compensation. We undertook a periodic review of this plan during 2015-16 to ensure that it continues to reflect best practices. Upon completion of this review, we amended the plan to allow participants to invest a portion of their accounts in market-based investment options in order to diversify their investments and potentially improve their annual returns on deferrals.

•
We continued to emphasize total shareholder return ("TSR") in the financial metrics relating to the long-term incentive program ("LTIP") awards granted to our executive officers, including our NEOs. The performance factors included in the LTIP awards granted to our executive officers during 2016 continued to assign a 34% weighting to TSR, up from 20% in LTIP awards granted prior to 2014.

•
We continued to incorporate additional caps on the LTIP awards granted to our NEOs. The LTIP awards granted to our executive officers during 2016 continued to include an additional sub-limit of 150% on the payouts in respect of any particular performance measure if the Company's adjusted performance for such measure is less than zero. For example, if the Company's three-year average total return to shareholders is negative but outperforms the three-year average total return to shareholders for the Russell 2000 Index companies, the payout in respect of that performance measure cannot exceed 150%.

•
We continued the practice of deferring annual base salary adjustments for our senior executives. Continuing a practice that commenced in 2013, the Committee, at the request of our Chief Executive Officer, deferred the 2016 salary adjustments for our Named Executive Officers, including our Chief Executive Officer and the other senior executive officers who report directly to him, from January 1 to July 1, 2016. The 2016 salary adjustments for all other officers were deferred from January 1 to April 1, 2016. Similar deferrals are planned for 2017.

•
We continued to assess the potential impact of new revenue recognition rules that are scheduled to become effective for interim and annual reporting periods beginning after December 15, 2017. Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, which is currently scheduled to become effective for interim and annual reporting periods beginning after December 15, 2017, eliminates the transaction- and industry-specific revenue recognition guidance under current GAAP and replaces it with a principle-based approach for determining revenue recognition. During 2016, the Committee continued to assess the potential impact the new guidance may have on our incentive compensation program. The new guidance has the potential to significantly affect the way in which the Company recognizes revenue on long-term contracts with customers, but the Committee was unable to quantify the full extent of the likely impact. Moreover, the Committee was unable to fully assess the likely impact the new guidance may have on the companies comprising the Russell 2000 Index, against which the Company's own financial performance is measured. The Committee, therefore, determined not to make any change to our incentive compensation program pending a more detailed assessment of the likely impact as the Company prepares for the implementation of the new guidance.

•
We ceased further accruals under our non-contributory qualified defined benefit pension plan (our "Qualified Pension Plan") and our supplemental employees' retirement plan ("SERP") for service after December 31, 2015. During 2010, the Company's Board of Directors approved amendments to the Qualified Pension Plan and the SERP closing them to all new hires and changing the benefit calculation for then-current employees. Among other things, the amendments provided that changes in pay would be taken into account for benefit calculation purposes until December 31, 2010, but years of service credits would continue to accrue through December 31, 2015. Therefore, effective as of January 1, 2016, benefit calculations under our Qualified Pension Plan and our SERP will not include any additional accrual for additional service to the Company.

Kaman's Compensation and Benefits Best Practices
The Company's executive compensation program is designed to link total compensation with both short- and long-term Company performance and increases in shareholder value with minimal excess risk taking. The Committee periodically reviews and adjusts the compensation and benefits program to ensure alignment with current market practices. By continuing to evaluate and modify the programs as necessary and by designing the program around the following best practices, the Committee has shown its commitment to paying for performance and aligning executive pay with shareholder interests.

•	Independent Compensation Consultant – The Committee retains its own compensation consultant who reports directly to the Committee and attends all Committee meetings.

•
"Double Trigger" Vesting – The change in control agreements with our Named Executive Officers include "double trigger" vesting provisions that require both a change in control of the Company and a qualifying termination of employment, either by the Company without "Cause" or by the executive for "Good Reason," in order to receive change in control severance benefits.

•
No Excise Tax Gross-Ups – None of our employment or change in control agreements include tax gross-up provisions pursuant to which any of our NEOs would be entitled to reimbursement for any excise taxes resulting from a change in control.

•	No Re-Pricing of Underwater Stock Options – Our equity incentive plans expressly prohibit the re-pricing of underwater stock options.

•
No Time-Vested Restricted Stock Awards – Except for two special retention awards that were granted to our CEO and the President of our Aerospace Segment during the spring of 2014, our NEOs generally do not receive time-vested restricted stock awards. Instead, they receive performance-based long-term incentive awards.

•
Emphasis on Total Shareholder Return – TSR is a significant component of the performance-based long-term incentive awards that are granted to our executive officers, including our Named Executive Officers. Three-year total return to shareholders accounts for 34% of the performance factors incorporated in LTIP awards granted in 2016.

•	Minimal Perquisites – The Company provides minimal perquisites to its executive officers, including its Named Executive Officers.

•
Claw-Back Provisions – Both our CEO and our CFO are subject to contractual compensation claw-back provisions in the event that there is a mandatory restatement of the Company’s financial statements. These provisions also provide that our CEO and our CFO shall be bound by any rules or regulations promulgated by the SEC implementing the requirements of Section 954 of the Dodd-Frank Act or any compensation claw-back policy subsequently adopted by the Committee. In addition, the 2013 Management Incentive Plan expressly provides that all awards under the Plan shall be subject to any compensation recovery policy that may be adopted by the Company.

•
No Hedging or Pledging of Company Stock – Our directors, executive officers and other designated employees are prohibited from engaging in hedging or pledging transactions or short sales of Company stock.

•	Stock Ownership Guidelines – Our directors and senior executives are subject to meaningful stock ownership guidelines. Adherence to these guidelines is monitored by the Committee.

•
Balanced Compensation Program – Our executive compensation program is balanced between annual and long-term financial goals (including total shareholder return), with an emphasis on longer-term strategic objectives.

•	Caps on Incentive Awards – All annual and long-term incentive awards include caps on the maximum payouts that can be achieved under the awards.
Recent Say-on-Pay Voting Results
Since 2011, we have asked our shareholders to cast a non-binding, advisory vote to approve the compensation paid to our Named Executive Officers, and our shareholders have overwhelmingly voted in favor of our compensation program. The following chart shows, for each of the last five years, the percentage of the votes cast "FOR" and "AGAINST" these non-binding proposals, excluding broker non-votes and abstentions:

________________________

(*)
Represents the percentage of votes cast "FOR" and "AGAINST" the proposals, excluding broker non-votes and abstentions. If abstentions were to be counted as votes "AGAINST," the percentage of votes cast "FOR" the proposals would have been 78.0%, 80.3%, 83.8%, 80.6%, 93.7% and 98.2% for 2012, 2013, 2014, 2015 and 2016, respectively.

The Committee has interpreted this strong voting record to mean that our shareholders generally support the current design, purposes and direction of our executive compensation program. Accordingly, the Committee has taken no specific actions to modify our executive compensation program as a direct result of these non-binding, advisory votes but, rather, has continued to oversee the program in accordance with its best judgment and stated governing principles.
WE ENCOURAGE SHAREHOLDERS TO REVIEW THIS COMPENSATION DISCUSSION AND ANALYSIS AND THE ACCOMPANYING COMPENSATION TABLES FOR AN EXPLANATION OF OUR APPROACH TO EXECUTIVE COMPENSATION AND A DISCUSSION OF THE CORRELATION BETWEEN THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AND THE COMPANY'S FINANCIAL PERFORMANCE. AS DISCUSSED HEREIN, WE BELIEVE THAT THE COMPENSATION PAID, AND TO BE PAID, TO OUR NAMED EXECUTIVE OFFICERS FOR 2016 BEARS, AND WILL BEAR, A DIRECT AND CORRESPONDING RELATIONSHIP TO THE COMPANY'S 2016 FINANCIAL PERFORMANCE.
Our Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is to provide an attractive, flexible, and market-based total compensation program that is tied to the financial performance of the Company and is aligned with the long-term financial interests of our shareholders. We strive to recruit and retain executive officers and other key employees who have the skills and talents that are necessary to deliver sustained financial performance that exceeds the median financial performance of the companies comprising the Russell 2000 index.
Our fundamental compensation objectives include the following:

•
Increase shareholder value by motivating talented individuals to achieve the Company’s annual and longer-term financial and strategic operational goals with compensation related to objective benchmarks and Company performance. To accomplish this objective, we use an appropriate mix of pay elements, including salary, annual and long-term incentive opportunities and benefits. Overall, salary and benefits are determined based upon a comparison to the competitive market as reflected by various market surveys of companies that approximate our revenue, while the annual and long-term incentive opportunities are directly related to the Company’s financial performance compared to the Russell 2000 index companies.

•
Tie a significant percentage of our senior executives’ incentive compensation to the successful execution of strategic operational goals. To accomplish this, we establish objective and measurable goals on an annual and longer-term basis (generally 3 years) and compare the Company's actual performance to objective, measurable benchmarks. As a result, executives, especially our Named Executive Officers, earn above average compensation when the Company achieves above average financial performance as compared to the Russell 2000 index of companies.

•
Require our Named Executive Officers to maintain a significant equity stake in the Company to further align their interests with those of our shareholders. We maintain meaningful stock ownership guidelines, described in more detail below, that are designed to align the financial interests of our officers, including our Named Executive Officers, with those of our shareholders. To facilitate the accumulation of equity and the satisfaction of these guidelines, the Committee may elect (and, in recent years, generally has elected) to pay up to one-third (1/3) of a cash-based long-term incentive award payout in shares of Company stock. At the discretion of the Committee, up to the entire amount of such payout may be paid in shares of Company stock to the extent requested by a plan participant.

•
Protect against inappropriate risk taking. We use caps on potential awards for both annual and long-term incentives. The Committee also introduced a claw-back policy that is reflected in the employment agreements of our Chief Executive Officer and our Chief Financial Officer. The Committee intends to establish a broader claw-back policy covering all executive officers once the SEC issues final rules and the New York Stock Exchange issues listing conditions for the recovery of incentive compensation as required under Section 954 of the Dodd-Frank Act. In addition, the Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees from engaging in short-term or speculative transactions in Company securities, including, among others, (i) short sales of Company securities; (ii) publicly traded options, puts, calls or other similar derivative securities; (iii) hedging or similar monetization transactions, such as zero-cost collars and forward sale contracts; and (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Our Compensation Program
We have designed our executive compensation program to achieve the goals described above in a variety of ways with the intention of providing market-competitive pay for a company of our size and incentive opportunities that challenge and correspondingly reward our executives when, and to the extent that, the Company succeeds. First, we use a combination of pay elements, each of which over time is intended to approximate the market median compensation for each position. These elements include base salary, annual cash incentives, longer-term cash and equity incentive opportunities, and benefits. The opportunities afforded by each pay element are determined on the basis of comparison to objective criteria to assure consistency with companies of similar revenue size, which include national surveys and a sampling of the Russell 2000 companies recommended by the Committee’s independent compensation consultant which approximate the Company’s revenue size (but none of which specifically reflects our combination of business segments).
Actual annual and longer-term incentive pay is then determined by comparing selected metrics of Company financial and operational performance to the entire Russell 2000 index of companies. The Committee uses the Russell 2000 because it believes this is the most likely group that both current and potential shareholders would use to evaluate the Company in making their investment decisions, and the disparity of our two business segments (Aerospace and Distribution) precludes us from developing a relevant peer group of similarly situated companies. The Committee regularly reviews the continued appropriateness of using the Russell 2000 for comparison and has reconfirmed its use for 2016.
The financial performance metrics upon which annual and longer-term incentive opportunities have been based are those that management has used to evaluate business performance. For corporate participants (those who do not work primarily for one of our two business segments), annual incentive metrics for 2016 included return on invested capital as compared to the return on invested capital achieved by the companies comprising the Russell 2000 index, growth in earnings per share as compared to the growth in earnings per share achieved by the companies comprising the Russell 2000 index, and growth in earnings per share as compared to corresponding amounts established with reference to the Company’s annual profit plan. For business segment participants, annual incentive metrics for 2016 included the accomplishment of predetermined financial goals and other operational performance factors relating to the relevant business segment, as well as the Company as a whole. Longer-term incentive metrics payable in respect of 2016 were the same for corporate and business segment executives and consisted of the Company’s average return on investment, compounded growth in earnings per share and total return to shareholders, generally over a three-year period. All such metrics were approved by the Committee. The weightings of these metrics in the overall determination of award payments for the annual cash incentive and longer-term incentive are discussed in more detail below.
The pay elements of our corporate executive compensation program are designed to work together in a way that results in above average compensation when the Company achieves above average financial performance compared to the Russell 2000 index of companies.
How the Program Works in Practice
The Committee determines base salary ranges and annual cash incentive and long-term incentive targets for our Named Executive Officers using a biennial market report prepared by the Committee’s independent compensation consultant. The independent compensation consultant has advised the Committee that our business segment diversity makes identification of a single peer group to benchmark compensation unworkable, so the independent compensation consultant’s market report estimates the 50th percentile for base salary, target annual cash incentive award and the annualized cash value of long-term incentive compensation for each position using information obtained from a variety of sources, including nationally recognized compensation surveys and a number of comparison peer groups, to the extent that such comparison information is available for each position. The independent compensation consultant then compares the final average competitive market rate for each position to the midpoint of the corresponding salary grade within Kaman's own compensation structure and reports this information to the Committee.

The most recent biennial market report prepared by the Committee's independent compensation consultant was delivered to the Committee in November 2015 and, in this discussion, it is sometimes referred to as the "2015 Market Report." For purposes of the 2015 Market Report, the independent compensation consultant determined the final average competitive market rate for each position by averaging the national survey data reported by AonHewitt and Equilar, two large independent compensation consulting firms, and the compensation data, if any, reported for each position by companies comprising the peer group compiled by ISS, the peer group compiled by Equilar and the Company's own peer group, which consisted of twenty-two Russell 2000 companies having annual revenues similar to ours. Exhibit I to this proxy statement identifies the national surveys (which were not prepared at the Company’s request) in more detail, along with the number, type and size of the organizations covered by the surveys. The companies comprising each of the peer groups referenced in the 2015 Market Report are also identified in Exhibit I to this proxy statement.
The Committee’s policy is that the midpoint of the salary grade for base salary, annual cash incentive targets and the annualized target value of long-term incentives for each position should each, over time, approximate the market median, as represented by the final average competitive market rate of compensation compiled by the independent compensation consultant. As of the 2015 Market Report prepared by the independent compensation consultant, the midpoint of the Kaman salary grade for base salary, annual cash incentive targets (as a percentage of base salary), and total compensation (salary, bonus and long-term compensation) for each of our Named Executive Officers as compared to the market median were as follows:

SUMMARY OF 2015 MARKET REPORT PREPARED BY THE INDEPENDENT COMPENSATION CONSULTANT
	Base Salary			Target Annual Cash Incentive Award (as a Percentage of Base Salary)			Total Compensation (Salary, Bonus & Long-Term Compensation)
	Kaman(1)	Market Median(1)	Variance	Kaman(1)	Market Median(1)	Variance	Kaman(1)	Market Median(1)	Variance

Neal J. Keating	$892,530	$838,861	6%	105%	102%	3%	$4,184,144	$3,696,754	13%
Robert D. Starr	$450,080	$437,280	3%	65%	68%	(3)%	$1,417,752	$1,356,207	5%
Gregory L. Steiner	$450,080	$423,591	6%	65%	71%	(6)%	$1,417,752	$1,263,192	12%
Steven J. Smidler	$450,080	$438,415	3%	65%	69%	(4)%	$1,417,752	$1,292,636	10%
Ronald M. Galla	$309,150	$316,835	(2)%	55%	49%	6%	$757,418	$830,627	(9)%
Shawn G. Lisle	$337,560	$378,149	(11)%	55%	60%	(5)%	$877,656	$1,026,840	(15)%
_______________

(1)
All information presented was derived from the independent compensation consultant's 2015 Market Report, which was presented to the Committee in November of 2015. The Kaman compensation information set forth in the table reflects the midpoint of the Kaman salary grade for each position and the corresponding value of annual and long-term incentive compensation awards at target. Mr. Keating's total compensation figure reflects a long-term incentive opportunity equal to 275% of base salary. The table does not purport to show the actual compensation earned by, or paid to, the executives named in the table.

Our compensation policy also results in a significant percentage of total compensation (excluding benefits) being based on performance. Set forth below is the allocation of total direct compensation (excluding benefits) for target performance for each of our Named Executive Officers for 2016.

FIXED VS. PERFORMANCE BASED COMPENSATION PERCENTAGES
	Fixed	Performance-Based(1)
Name	Salary (% of Total)	Annual Cash Incentive (% of Total)	Long-Term Incentive(2) (% of Total)	Total Performance Related (% of Total)
Neal J. Keating	20%	21%	59%	80%
Robert D. Starr	32%	20%	48%	68%
Gregory L. Steiner	31%	20%	49%	69%
Steven J. Smidler	32%	20%	48%	68%
Ronald M. Galla	41%	22%	37%	59%
Shawn G. Lisle	38%	22%	40%	62%
_______________

(1)	Percentages are based on target performance for the annual cash incentive and the long-term incentive elements of compensation.

(2)	Long-term incentive compensation consists of LTIP awards granted under the 2013 Management Incentive Plan.

2016 Compensation for our NEOs
The total compensation program for our Named Executive Officers during 2016 was comprised of the following elements:

•	Base Salaries;

•	Annual Cash Incentive Awards;

•	Long-Term Incentive Awards; and

•	Retirement and Other Benefits.
While base salaries, long-term incentives, and retirement and other benefits generally are determined in similar ways for each of our Named Executive Officers, different annual cash incentive awards apply to those Named Executive Officers employed at our Corporate Headquarters (Messrs. Keating, Starr, Galla and Lisle), our Aerospace Segment (Mr. Steiner) and our Distribution Segment (Mr. Smidler).
Base Salaries
Base salaries are established with reference to the biennial market report prepared by the independent compensation consultant, generally targeting base salaries at the market median with appropriate modifications to reflect the individual’s professional experience and knowledge of his area of management responsibility. The Committee's determination regarding the CEO is subject to the Board’s ratification and approval. Adjustments to base salary are determined as follows: An overall salary increase budget guideline is developed, based on market data and the use of nationally recognized surveys of anticipated salary increases published by Meridian, AonHewitt, Willis Towers Watson and World at Work. Within the overall budget guideline, a narrow range of salary adjustment percentages is then established for each salary grade, with slightly higher percentages for individuals who are below the grade midpoint and slightly lower percentages for individuals who are above the grade midpoint. Salary adjustments, if any, are then determined within this narrow range based upon an annual performance rating given to the Named Executive Officer by Mr. Keating and recommended to the Committee. The performance rating determination is primarily based upon the officer’s level of substantive performance in executing the responsibilities listed in his or her position description.
The Committee’s recommendation to the Board regarding the CEO’s base salary adjustment is made after consultation with the Corporate Governance Committee to obtain that Committee's assessment of the CEO’s performance for the year. The Corporate Governance Committee solicits input from all independent directors in connection with its annual CEO performance assessment.
Amounts paid to the Named Executive Officers in respect of their 2016 base salaries are shown in the Summary Compensation Table that follows this Compensation Discussion and Analysis. As was done during 2013, 2014 and 2015, the Committee, at the request of the CEO, elected to defer the 2016 salary increases for our Named Executive Officers from January 1 to July 1 due to uncertain business conditions. The 2016 base salary increases for our Named Executive Officers were relatively modest, ranging from 0% to 3%, reflecting the fact that the base salaries of most of our NEOs are at or above the market median as reported by the 2015 Market Report prepared by the independent compensation consultant.
Annual Cash Incentive Awards
Our annual cash incentive award plans are designed to reward employees for financial and operational performance that drives shareholder value and to focus our organization on meeting or exceeding designated performance goals. The plans provide employees, including our Named Executive Officers, with the opportunity to earn cash awards based on the degree to which the Company achieves pre-determined performance measures for the year. Amounts paid to our Named Executive Officers under our annual cash incentive plans are intended to qualify as "performance-based compensation" under Section 162(m) of the Code. The Committee retains the ability to utilize negative discretion to eliminate or decrease the amount payable to a participant with respect to any award.
The elements used to determine awards include:

•	an award opportunity (expressed as a percentage of base salary);

•	performance measures (such as growth in earnings per share);

•	a weighting for each performance measure toward the executive’s total award; and

•	a performance goal for each performance measure (such as a particular earnings per share target).
The Committee establishes the target annual cash incentive award opportunity for each Named Executive Officer after using the independent compensation consultant’s biennial market report and advice. Positioning award targets at the market median reinforces the Committee’s strategy that annual cash incentive payments should exceed target levels only when the Company's actual financial performance exceeds the Company’s targeted objectives.

The 2016 target performance award opportunity for each Named Executive Officer was as follows:

Named Executive Officer	2016 Target Award Opportunity Expressed as % of Actual Base Salary
Neal J. Keating	105%
Robert D. Starr	65%
Gregory L. Steiner	65%
Steven J. Smidler	65%
Ronald M. Galla	55%
Shawn G. Lisle	55%
For 2016, the Committee adopted different performance measures, performance measure weightings and performance goals for corporate participants (i.e., those officers who did not work primarily for one of our two business segments) and business segment participants (i.e., those officers who did work primarily for one of our two business segments). Messrs. Keating, Starr, Galla and Lisle were corporate participants and Messrs. Steiner and Smidler were business segment participants. The performance measures, performance measure weightings and performance goals for each are discussed in more detail below, together with the level of achievement or satisfaction of each performance goal and the resulting annual incentive award payout for each of our Named Executive Officers.
For purposes of determining the level of achievement or satisfaction of the performance measures for the Company and each of its business segments, the Committee approved certain specified modifications to the calculation of each performance measure that were applicable to all participants. Such modifications included, among others, the exclusion or inclusion of the following: changes to generally accepted accounting principles, including the cumulative effects of accounting changes (such as changes in revenue recognition and lease accounting rules) and the effects of tax law changes; exchange rate effects for non-U.S. dollar denominated operating earnings; the impact of discontinued business units and any loss from discontinued business units; the dilutive effect on earnings per share that arises as a result of any additional shares used in the calculation of diluted earnings per share as a result of any outstanding convertible debt securities and any related bond hedge and warrant transactions; any change in outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination, or exchange of shares or other similar corporate change, or any distributions to common stock shareholders other than regular cash dividends; unplanned special charges and costs in respect of investments, charges or costs associated with acquisitions, divestitures, restructurings, realignments, consolidations or closures of the Company, its subsidiaries, affiliates or any of their respective divisions or any joint ventures; unplanned special charges and costs in respect of pension curtailment adjustments attributable to pension expense charged to Company contracts with the U.S. Government, which could result in an amount due to (or from) the U.S. Government depending on whether the Kaman Corporation Employees’ Pension Plan (the "Pension Plan") is in a surplus (or deficit) position, as determined under U.S. Cost Accounting Standard 413, following the freeze of future benefit accruals under the Pension Plan; and unplanned special charges and costs associated with legacy environmental activities. The Committee, however, retained the ability to eliminate or reduce the amount of any award that would otherwise be payable as a result of the foregoing adjustments or to further adjust any award due to special circumstances as permitted under the 2013 Management Incentive Plan, under which the annual incentive awards were granted.
Corporate Named Executive Officers. The 2016 annual cash incentive awards for Messrs. Keating, Starr, Galla and Lisle were determined by comparing the Company’s degree of achievement with respect to the following performance factors, as compared against the benchmark indicated:

Performance Measure	Benchmark	Weighting
Actual return on investment	Russell 2000 index for 2011 - 2015	33%
Growth in earnings per share (fully diluted)	Russell 2000 index for 2011 - 2015	33%
Actual earnings per share (fully diluted)	2016 business plan performance goal	34%
We use a five-year period for the Russell 2000 index benchmarks primarily because many of the Company’s military and commercial aerospace programs are longer-term in nature, the time period between sales efforts and actual revenues can be very long, and revenues are often not evenly spread from year to year. Further, because the Russell 2000 index includes companies in a variety of industries that may experience different business cycles, the Committee determined that averaging the performance of these companies over a longer period of time provides a better comparison than just one year. We cannot include the last completed fiscal year in the analysis because sufficient data for the companies comprising the Russell 2000 index generally is not available until the May time-frame of the following year and the Committee determines annual incentive compensation award payouts during the month of February. We use these performance measures because they are among the metrics used by management and the Board to evaluate the Company’s performance.
Company performance in the bottom quartile of the Russell 2000 earns no cash incentive award payment for the performance goal; performance at the 25th percentile results in a cash incentive award at 25% of target for the performance goal; performance at the median results in a cash incentive award at 100% of target for the performance goal; and performance in the top quartile, or above, results in a maximum cash incentive award payment at 200% of the target for the performance goal. Interpolation is used to determine payments for financial performance between the 25th percentile up to the median, and above the median up to the 75th percentile. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets annually.
The Company’s annual business plan is developed jointly by business segment and corporate senior management, incorporating revenue, earnings and cash flow generation goals that take into account global economic circumstances, market conditions, and existing or targeted business opportunities. The business plan is reviewed and approved by both the Finance Committee and the full Board of Directors. If the Company’s modified earnings per share meets at least 70% of the business plan projection, a threshold award for this factor is earned. To the extent that actual earnings per share exceed the business plan projection, a greater award is earned, up to a maximum of 200% of target.
The following table shows the relationship between the Company's 2016 modified financial performance and each performance factor described above, the degree to which each performance factor was attained, and the resulting corporate performance factor. As set forth below, the Company’s 2016 modified return on investment compared favorably to the Russell 2000, the Company's growth in adjusted earnings per share compared less favorably to the Russell 2000, and the Company's modified earnings per share was 86.2% of the business plan projection, resulting in an overall corporate performance factor of 90.3%.
2016 ANNUAL INCENTIVE AWARD CALCULATIONS FOR CORPORATE NEOs

	2016 Modified Results(3)	Financial Targets	Percentage of Factor Earned	Weighting Factor	% Of Target Award(4)
Return on Investment(1)	6.2%	4.1%	145.7%	33%	48.1%
Growth in EPS(2)	3.7%	8.4%	53.5%	33%	17.6%
EPS vs. Plan	$2.25	$2.61	72.4%	34%	24.6%
Resulting Corporate Performance Award Factor					90.3%
_______________

(1)	The return on investment for the 25th percentile was (2.9)% and the average return on investment for the 75th percentile was 8.7%.

(2)	The average annual compound EPS growth rate for the 25th percentile was (1.7)% and the average annual compound growth rate for the 75th percentile was 20.0%.

(3)
In accordance with the original authorization of the 2016 annual incentive awards, the modified results shown in the table reflect the following adjustments to our reported financial results: Net earnings and diluted EPS were favorably adjusted by $2.5 million and $0.15, respectively, resulting from adjustments for the dilutive effect from the convertible debt, restructuring costs, and a 2016 liability to the U.S. Government recorded in connection with the freezing of our defined benefit pension plan. Total capitalization was favorably impacted by $2.5 million related to the aforementioned costs incurred during 2016.

(4)	This column represents the product of the Percentage of Factor Earned figures multiplied by the Weighting Factor.
The following table shows the calculation of the 2016 annual cash incentive awards earned by our Corporate Named Executive Officers, together with the resulting percentages of base salary such awards represent:

Named Executive Officer	2016 Base Salary	Target Award %	Annual Incentive Award Perf. Factor	2016 Annual Cash Incentive Award	Incentive Award Expressed as a Percentage of Base Salary
Neal J. Keating	$984,000	105%	90.3%	$932,980	94.8%
Robert D. Starr	$453,200	65%	90.3%	$266,006	58.7%
Ronald M. Galla	$377,750	55%	90.3%	$187,610	49.7%
Shawn G. Lisle	$360,500	55%	90.3%	$179,042	49.7%

Aerospace Segment Named Executive Officer. The 2016 annual cash incentive award for Mr. Steiner, President of our Aerospace segment, was calculated based 25% on corporate performance and 75% on predetermined financial goals for the Aerospace segment that were recommended by our CEO and approved by the Committee. The financial performance goals and their weightings for the Aerospace segment were as follows:

Financial Performance Goal	Weighting
Actual average return on investment vs. target	20%
Growth in segment operating profit from prior year	40%
Growth in segment sales from prior year	30%
Segment free cash flow vs. Plan	10%
Target return on investment performance is the average return on investment for the three previous calendar years (i.e., the average of 2013, 2014, and 2015 for the 2016 performance year). Growth in segment sales and growth in operating profit both are measured against the prior year. Segment free cash flow represents the net cash provided by (used in) operating activities less expenditures for property, plant & equipment.
"Points" are earned based on the extent to which each performance goal is achieved, with a minimum level of achievement being required to earn any points. The points are then converted into an aggregate payout percentage, which is used to determine the amount of the actual cash incentive award payout. A minimum of 50 points must be accumulated in order to earn any cash incentive award payout and, the more points that are earned, the greater the cash incentive award payout, subject to a maximum cap of 200 points.
Set forth below is a conversion chart illustrating how the total number of points is converted into a percentage of the target award:

ANNUAL INCENTIVE AWARD "POINTS" CONVERSION CHART
Total Points Earned	Percent of Target Award Earned
Below 50	0%
50	20%
60	30%
70	45%
80	60%
90	80%
100	100%
116	120%
132	140%
148	160%
164	180%
180 & Above	200%
Interpolation is used to determine payments if the number of points falls between two stated levels of total points set forth in the table.
The following table illustrates the calculation of the Aerospace segment portion of Mr. Steiner's 2016 annual cash incentive award payout. As shown in the table, Mr. Steiner earned 50.6 points based on modified 2016 business segment results as measured against the specified financial goals. Using the performance factor weightings and point conversion methodology described above, this resulted in a corresponding segment performance award factor of 20.6%.

2016 ANNUAL INCENTIVE AWARD CALCULATIONS FOR AEROSPACE NEO

	Target	Actual	Factor	Calculation of Points Earned									Points Earned
				Threshold			Target			Maximum
Actual vs Target ROI (3-Year Average)(1)	22.7%	18.6%	81.9%	75.0%	=	0	90.0%	=	20	110.0%	=	40	9.2
Growth in Operating Income(2)	17.0%	6.5%	6.5%	7.5%	=	0	17.0%	=	40	22.5%	=	80	—
Growth in Segment Sales(3)	22.5%	18.2%	18.2%	7.5%	=	0	22.5%	=	30	27.5%	=	60	21.4
Free Cash Flow vs. Plan(4)	$22.3	$45.1	201.9%	50.0%	=	0	100.0%	=	10	115.0%	=	20	20.0
Points Earned													50.6
Resulting Performance Award Factor(5)													20.6%

(1)
2016 actual average ROI was calculated based on operating income and average investment, modified to exclude restructuring costs incurred in 2016. Actual unadjusted ROI for 2016 was 18.2%. The average investment was $632.0 million.

(2)
Segment operating income increased from $110.3 million in 2015 to an adjusted $117.5 million in 2016, an increase of 6.5%. Segment operating income was adjusted by $2.5 million relating to restructuring costs. Actual unadjusted operating income was $115.0 million.

(3)	Segment sales increased from $597.6 million in 2015 to an adjusted $706.2 million in 2016, an increase of 18.2%. Segment sales were adjusted by $3.9 million relating to foreign exchange rate effects.

(4)
Segment adjusted free cash flow is expressed in millions and represents the net cash provided by (used in) operating activities less expenditures for property, plant & equipment. Actual free cash flow was $45.1 million.

(5)	Determined utilizing Annual Incentive Award "Points" Conversion Chart.
Since 75% of Mr. Steiner's annual cash incentive award was based on Segment performance and 25% was based on corporate performance, Mr. Steiner's aggregate annual cash incentive award factor was 38.0% (.75 x 20.6% + .25 x 90.3%). The following table shows the calculation of the 2016 annual cash incentive award earned by Mr. Steiner, together with the resulting percentage of base salary such award represents:

Named Executive Officer	2016 Base Salary	Target Award %	Annual Incentive Award Perf. Factor	2016 Cash Incentive Award	Incentive Award Expressed as a Percentage of Base Salary
Gregory L. Steiner	$466,375	65%	38.0%	$115,195	24.7%
Distribution Segment Named Executive Officer. The 2016 annual cash incentive award for Mr. Smidler, President of our Distribution segment, was calculated based 25% on corporate performance and 75% on predetermined financial goals for the Distribution segment that were recommended by our CEO and approved by the Committee. The financial performance goals and their weightings for the Distribution segment were as follows:

Financial Performance Goal	Weighting
Actual average return on investment vs. target	30%
Growth in segment operating profit from prior year	40%
Growth in segment sales from prior year	20%
Segment free cash flow vs. Plan	10%
Target return on investment performance is the average return on investment for the three previous calendar years (i.e., the average of 2013, 2014, and 2015 for the 2016 performance year). Growth in segment sales and growth in operating profit both are measured against the prior year. Segment free cash flow represents the net cash provided by (used in) operating activities less expenditures for property, plant & equipment.
"Points" are earned based on the extent to which each performance goal is achieved, with a minimum level of achievement being required to earn any points. The points are then converted into an aggregate payout percentage using the points conversion chart set forth above, which is used to determine the amount of the actual cash incentive award payout. A minimum of 50 points must be accumulated in order to earn any cash incentive award payout and, the more points that are earned, the greater the cash incentive award payout, subject to a maximum cap of 200 points.

The following table illustrates the calculation of the Distribution segment portion of Mr. Smidler's 2016 annual cash incentive award payout. As shown in the table, Mr. Smidler earned 26.9 points based on actual 2016 business segment results as measured against the specified financial goals. Given the performance factor weightings and point conversion methodology described above, the 2016 financial performance by the Distribution segment resulted in a corresponding performance award factor of 0% out of a maximum of 200%.
2016 ANNUAL INCENTIVE AWARD CALCULATIONS FOR DISTRIBUTION NEO

	Target	Actual	Factor	Calculation of Points Earned									Points Earned
				Threshold			Target			Maximum
Actual vs Target ROI (3-Year Average)(1)	15.0%	9.8%	65.3%	50.0%	=	0	80.0%	=	30	150.0%	=	60	15.3
Growth in Operating Income(2)	7.5%	(13.2)%	(13.2)%	(5.0)%	=	0	7.5%	=	40	20.0%	=	80	—
Growth in Segment Sales(3)	(2.0)%	(6.0)%	(6.0)%	(5.0)%	=	0	(2.0)%	=	20	5.0%	=	40	—
Free Cash Flow vs. Plan(4)	$20.7	$21.4	103.2%	50.0%	=	0	100.0%	=	10	120.0%	=	20	11.6
Points Earned													26.9
Resulting Performance Award Factor(5)													0.0%

(1)
2016 actual average ROI was calculated based on operating income and average investment, modified to exclude restructuring costs incurred in 2016. Actual unadjusted ROI for 2016 was 9.6%. The average investment was $437.0 million.

(2)
Segment operating income decreased from $49.4 million in 2015 to an adjusted $42.9 million in 2016, a decrease of 13.2%. Segment operating income was adjusted by $1.0 million relating to restructuring costs. Actual operating income was $41.9 million.

(3)	Segment sales decreased from $1.177 billion in 2015 to an adjusted $1.106 billion in 2016, a decrease of 6.0%.

(4)	Segment adjusted free cash flow is expressed in millions and represents the net cash provided by (used in) operating activities less expenditures for property, plant & equipment.

(5)	Determined utilizing Annual Incentive Award "Points" Conversion Chart.
Since 75% of Mr. Smidler's annual cash incentive award was based on Segment performance and 25% was based on corporate performance, Mr. Smidler's aggregate annual cash incentive award factor was 22.6% (.75 x 0% + .25 x 90.3%). The following table shows the calculation of the 2016 annual cash incentive award earned by Mr. Smidler, together with the resulting percentage of base salary such award represents:

Named Executive Officer	2016 Base Salary	Target Award %	Annual Incentive Award Perf. Factor	2016 Cash Incentive Award	Incentive Award Expressed as a Percentage of Base Salary
Steven J. Smidler	$374,920	65%	22.6%	$55,076	14.7%

Long-Term Incentive Awards
The Committee uses cash- and equity-based awards under the long-term incentive features of the Company's stock incentive plans ("LTIP awards") in order to focus executive officers on long-term performance. LTIP awards generally are based on the Company’s actual performance during a three-year performance period, as compared to performance measures established at the beginning of the performance period. The award payout for a completed performance period is determined by comparing the Company’s actual financial performance for the three-year period with the performance of the Russell 2000 Index for the same period. Award payouts for completed performance periods generally are made in cash unless a participant has not yet achieved his or her required stock ownership level under the Company’s stock ownership guidelines, in which case the Committee may elect to pay up to one-third of the amount earned in shares of Company stock. In the discretion of the Committee, up to the entire amount of the amount earned may be paid in shares of Company stock to the extent requested by a participant. Assuming a participant has achieved his or her required stock ownership level under the Company's stock ownership guidelines, LTIP award payouts generally are made in cash in order to provide additional liquidity to participants without the need to sell Company securities. These awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee retains the ability to utilize negative discretion to eliminate or decrease the amount payable to a participant with respect to any award.

Prior to 2011, the Company's practice had been to grant new executive officers their first three-year LTIP award on the annual grant date that followed their appointment. This practice was followed with respect to Messrs. Keating and Steiner, and resulted in there being no LTIP award payout until at least three years after first becoming an executive officer. In the interim, new executives received stock options and restricted stock grants instead of LTIP awards. In February 2011, the Committee determined that, in order to better align a new executive officer's incentive compensation with the Company's performance against the Russell 2000 companies and in lieu of the stock options and restricted stock awards that were previously granted to new executive officers, the initial grants would include LTIP awards with one- and two-year performance cycles, as well as the traditional three-year performance cycle. These LTIP awards would correspondingly use one, two and three-year Russell 2000 index performance periods to determine the LTIP payouts, and would be of similar value to the stock options and restricted stock awards that were previously granted to new executive officers.
2016 LTIP Awards. In 2016, the Committee granted cash-based LTIP awards for the 2016-2018 performance period to each of our Named Executive Officers. The Committee granted an additional stock-based LTIP award covering the same performance period to Mr. Steiner that is intended to create an additional financial incentive for him to remain in the employ of the Company until he reaches age 62. Mr. Steiner currently is 59 years of age. Even if the performance criteria are achieved, the award vests in full only if Mr. Steiner remains employed by the Company until he reaches age 62, as described in more detail below. The target award opportunities for the named executive officers for the 2016-2018 LTIP performance period are as follows:

TARGET LTIP AWARDS FOR THE 2016-2018 PERFORMANCE CYCYLE
		Annual LTIP Awards		Special Retention LTIP Award
Named Executive Officer	2016 Base Salary(1)	Cash Award Opportunity as a % of Base Salary	Award Value at Target(2)	Stock Award Opportunity as a % of Base Salary	Award Value at Target(2)
Neal J. Keating	$960,000	300%	$2,880,000	—	—
Robert D. Starr	$440,000	150%	$660,000	—	—
Gregory L. Steiner	$455,000	150%	$682,500	10%	$45,500
Steven J. Smidler	$364,000	150%	$546,000	—	—
Ronald M. Galla	$377,750	90%	$339,975	—	—
Shawn G. Lisle	$350,000	105%	$367,500	—	—
________________

(1)	Reflects base salary as of the date of grant.

(2)	Reflects estimated value of LTIP awards at 100% of target.
The Committee used the following performance measures and weightings for the LTIP awards set forth above, as compared against the benchmarks indicated, based on its determination of their importance as indicators of the Company’s long-term success:

Performance Factor	Benchmark	Weighting
Three-year average return on investment	Three-year average return on investment for the Russell 2000 index companies	33%
Average annual compound growth in earnings per share	Three-year average annual compound growth in earnings per share for the Russell 2000 index companies	33%
Three-year average total return to shareholders	Three-year average total return to shareholders for the Russell 2000 index companies	34%
Prior to 2014, the weightings were 40% for both three-year average return on investment and average compounded growth in earnings per share and 20% for three-year average total return to shareholders. In 2014, the Committee amended the weightings to those set forth above, in order to increase the emphasis on total return to shareholders.
We use the Russell 2000 Index companies for our long-term financial performance benchmarks for the same reason that we use them for our annual cash incentive awards – the Committee believes that these are the kinds of companies against which an investor would likely compare the Company’s performance when considering investment alternatives.
Company performance in the bottom quartile of the Russell 2000 earns no cash incentive award payment for the performance goal; performance at the 25th percentile results in a cash incentive award at 25% of target for the performance goal; performance at the median results in a cash incentive award at 100% of target for the performance goal; and performance in the top quartile, or above, results in a maximum cash incentive award payment at 200% of the target for the performance goal. Interpolation is used to determine payments for financial performance between the 25th percentile up to the median, and above the median up to the 75th percentile. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets annually.
For purposes of determining the achievement or satisfaction of the performance measures discussed above, the Committee approved the same modifications to the calculation of Company performance that were approved in connection with the grant of the 2016 annual incentive awards. See "Annual Cash Incentive Awards" above. Like the annual incentive awards, the Committee retained the ability to eliminate or reduce the amount of any award that would otherwise be payable as a result of these adjustments or to further adjust any award due to special circumstances as permitted under the 2013 Management Incentive Plan, the plan under which the LTIP awards were granted.
Estimated 2016 LTIP Payouts. The Committee previously granted three-year cash-based LTIP awards to Messrs. Keating, Starr, Steiner, Smidler, Galla and Lisle covering the 2014-2016 performance cycle. The Committee also previously granted special stock-based LTIP awards covering the same performance cycle to Messrs. Keating and Steiner in order to create an additional financial incentive for them to remain in the employ of the Company until they reach 62 years of age. Even if the performance criteria for the special stock-based LTIP awards are achieved, the awards will vest in full only if the recipients remain employed by the Company until they reach 62 years of age.
The P&C Committee will determine the level of achievement of the performance criteria for both the cash-based and the stock-based LTIP awards after a sufficient number of Russell 2000 companies report their earnings for the year ended December 31, 2016. This will not occur until after the date of this proxy statement, so the exact amount of the payouts that will be made in respect of these awards is not currently calculable and is not shown in the Summary Compensation Table. As noted in footnote 3 to the Summary Compensation Table, the Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee.
As of January 27, 2017, approximately 15% of the Russell 2000 Index companies had reported earnings for the year ended December 31, 2016, based upon which the following estimated 2016 LTIP payout information has been compiled by management in order to provide shareholders with a sense of the likely payouts. SHAREHOLDERS ARE CAUTIONED, HOWEVER, THAT THE INFORMATION THAT FOLLOWS IS PRELIMINARY IN NATURE, IS SUBJECT TO CHANGE BASED ON THE ACTUAL REPORTED RESULTS OF THE RUSSELL 2000 INDEX COMPANIES, AND HAS NOT BEEN APPROVED BY THE COMMITTEE, WHICH RETAINS THE ABILITY TO UTILIZE NEGATIVE DISCRETION TO DECREASE OR ELIMINATE THE AMOUNT PAYABLE IN RESPECT OF ANY AWARD.
The target award opportunities for our Named Executive Officers for the 2014-2016 LTIP performance cycle are as follows:

TARGET AWARDS FOR 2014-2016 LTIP PERFORMANCE CYCLE
		Annual Cash-Based LTIP Awards		Special Retention Stock-Based LTIP Awards
Named Executive Officer	2014 Base Salary(1)	Target Award Opportunity as a % of Base Salary	Target Award(2)	Target Award Opportunity as a % of Base Salary	Target Award(2)
Neal J. Keating	$900,000	275%	$2,475,000	25%	$225,000
Robert D. Starr	$375,000	140%	$525,000	—	—
Gregory L. Steiner	$422,300	150%	$633,450	10%	$42,230
Steven J. Smidler	$355,350	150%	$533,025	—	—
Ronald M. Galla	$357,313	90%	$321,582	—	—
Shawn G. Lisle	$330,000	90%	$297,000	—	—
_______________

(1)	Reflects base salary as of the date of grant.

(2)	Reflects estimated value of LTIP awards at 100% of target.
The performance measures and weightings for the LTIP awards covering the 2014-2016 performance cycle and the applicable benchmarks against which Company performance is measured are the same as the performance measures and weightings for the LTIP awards covering the 2016-2018 performance cycle discussed above.
The financial measures and target performance factors used in the estimated calculation for the 2014-2016 performance cycle are described in more detail below.

Three-year average return on investment. Our modified three-year average return on total investment was 8.1%, which represents the average for the three-year performance period commencing January 1, 2014, and ending December 31, 2016. The Company defines total investment (capitalization) as total shareholders' equity plus total long-term debt (including current portion). Return on investment is net earnings divided by total investment as follows:

	(In Millions)
	2014	2015	2016
Net Earnings	$67.8	$69.9	$67.1
Total Equity	$527.6	$552.6	$574.1
Total Debt	$273.5	$233.2	$417.9
Total Capitalization	$801.1	$785.8	$992.0
Return on investment	8.5%	8.9%	6.8%

Average Annual Compounded Growth in Earnings per Share. Our modified average annual compounded growth in diluted earnings per share represents the average diluted earnings per share growth rate over the three-year performance period, which is calculated as follows:

	2011	2012	2013	3 Year Average	2014	2015	2016	3 Year Average
Modified, Diluted EPS	$1.88	$2.03	$2.09	$2.00	$2.49	$2.55	$2.46	$2.50
Average Compounded Annual Growth = ($2.50 ÷ $2.00)1/3 - 1 = 7.7%.
Three-Year Average Total Return to Shareholders. Return to shareholders combines share price appreciation and dividends reinvested. The total return to shareholders is based on a computation that is obtained from Standard & Poor’s Compustat, an independent research service. The Company’s average total return to shareholders for the performance period from 2014-2016 was 29.4%.
Financial performance below the 1st quartile results in no award payment; performance at the 1st quartile results in an award payment at 25% of target; performance at the median results in an award payment at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum award payment at 200% of the target. Interpolation is used to determine payments for financial performance within these quartiles.
LTIP award payouts, if any, are generally made in June of the year following the end of the performance period. This payment date gives the Committee time to collect and analyze the complete performance results of the Russell 2000 companies for the performance period. As explained above, amounts earned for the performance period January 1, 2014 - December 31, 2016 are not yet determinable and are not reflected in the Summary Compensation Table. The Company will disclose actual payments for the performance period when they are made by filing a Current Report on Form 8-K.
The following chart compares the Company’s three-year (2014 - 2016) performance against the Russell 2000 Index companies for the same three-year period based on data available as of January 27, 2017.

KAMAN (2014-2016) VS. 3-YEAR RUSSELL 2000 (2014-2016)

	EPS Growth (1)	ROI (2)	TSR (3)
25th Percentile	(0.8)%	(2.9)%	(19.7)%
50th Percentile	10.0%	3.8%	23.9%
75th Percentile	22.1%	8.1%	64.9%

Kaman	7.7%	8.1%	29.4%
Russell Percentile	44.7%	75.0%	53.4%
_______________
(1)    Average annual compounded growth in earnings per share.
(2)    Three-year average return on investment.
(3)    Three-year average total return to shareholders.
As discussed above, the Summary Compensation Table does not include any amounts that have been accrued as expenses in relation to any of the LTIP awards that are expected to be settled in respect of the three-year performance period ended December 31, 2016 (although the table does reflect the grant date fair values of the special stock-based awards in the year of grant). We will report the actual amounts earned and paid to our Named Executive Officers in respect of these awards in a Current Report on Form 8-K, which will be filed with the SEC later this year after the Committee has received sufficient 2016 operating results for Russell 2000 companies and certified the extent to which the Company achieved the performance goals established for the awards.
Based on the preliminary data available as of January 27, 2017, discussed above, we have accrued the following amounts in respect of the cash-based LTIP awards: Mr. Keating - $3,274,425, Mr. Starr - $694,575, Mr. Steiner - $838,054, Mr. Smidler - $705,192, Mr. Galla - $425,453, and Mr. Lisle - $392,931. In addition, we have accrued the following additional amounts in respect of the special stock-based LTIP awards: Mr. Keating - 7,590 shares and Mr. Steiner - 1,425 shares. SINCE ONLY 15% OF THE RUSSELL 2000 INDEX COMPANIES HAD REPORTED THEIR RESULTS AS OF JANUARY 27, 2017, THE COMPANY'S RELATIVE PERFORMANCE AGAINST THE RUSSELL 2000 INDEX COMPANIES MAY BE BETTER OR WORSE THAN THE PRELIMINARY DATA DISCUSSED ABOVE. MOREOVER, THE AMOUNTS ACCRUED ASSUME THE EXERCISE OF NEGATIVE DISCRETION TO REDUCE THE CORPORATE PERFORMANCE FACTORS IN SUBSTANTIALLY THE SAME MANNER AND AMOUNT AS WAS APPLIED IN CONNECTION WITH THE FINAL DETERMINATION OF THE ANNUAL INCENTIVE AWARD PAYOUTS. THE COMMITTEE HAS NOT YET ACTED ON THESE MATTERS AND IT RETAINS THE SOLE POWER AND AUTHORITY TO DECIDE WHETHER, AND TO WHAT EXTENT, TO EXERCISE NEGATIVE DISCRETION. THEREFORE, THE ACTUAL PAYOUTS IN RESPECT OF THESE AWARDS AS FINALLY DETERMINED BY THE COMMITTEE MAY BE MORE OR LESS THAN THE AMOUNTS ACCRUED.
Retirement Benefits
The Company sponsors a tax-qualified defined contribution plan (the "401(k) plan"), in which our Named Executive Officers are eligible to participate. Participants generally may elect to contribute from 1% to 50% of their eligible compensation to the 401(k) plan in the form of pre-tax, after-tax or Roth contributions subject to certain limitations imposed by federal law. The Company generally makes employer-matching contributions on a participant's pre-tax and Roth contributions in the amount of $1.00 for each $1.00 that a participant contributes, up to 5% of compensation subject to applicable limits imposed by federal tax law. Participants in the 401(k) plan are always vested in their own contributions. Employer-matching contributions vest when a participant acquires three years of service with the Company.
Our Named Executive Officers are also eligible to participate in our non-qualified Deferred Compensation Plan, which permits pre-tax deferrals of up to 50% of a participant's base salary and up to 100% of his or her annual cash incentive award. In addition, the Company makes supplemental deferred compensation contributions to eligible participants equal to 10% of the amount by which a participant's compensation exceeds the maximum allowable compensation limit for purposes of a tax-qualified plan, which for 2016 was $265,000. The supplemental deferred compensation earned by our named executive officers in 2016 is included in the "All Other Compensation" section of the Summary Compensation Table.
Participant accounts under the Deferred Compensation Plan generally are credited with interest at a rate equal to 120% of the applicable federal long-term rate in effect for the month of October prior to the beginning of the applicable plan year (the "Interest Crediting Rate"). Effective as of July 1, 2016, however, the Deferred Compensation Plan was amended to make available to participants various market-based investment crediting options, including five pre-constructed "model" portfolios, for the deemed investment of up to 50% of their then-existing account balances as of July 11, 2016, and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time to time.
A participant must be actively employed on the crediting date (i.e., January 1 following the applicable plan year) to receive matching and supplemental deferred compensation contributions. Deferrals and all Company contributions and earnings are 100% vested. For more information about the Deferred Compensation Plan, please refer to "Non-Qualified Deferred Compensation Plan" below.
Finally, some of our Named Executive Officers have accrued benefits under a tax-qualified defined benefit pension plan and a supplemental employees' retirement plan ("SERP"), both of which are now closed to new participants. The SERP generally provides benefits that the Company was unable to provide under the tax-qualified defined benefit pension plan due to federal tax law limits. See the discussion under the heading "Pension Benefits" for more information about the defined benefit pension plan and the SERP.
Other Benefits
Our Named Executive Officers are eligible to participate in the benefit plans that are generally available to our employees, which include health, dental, life insurance, vision and disability plans. The Company provides relatively few perquisites, consisting primarily of a vehicle allowance, an annual physical examination, executive life insurance, employer matching contributions under our 401(k) plan, and supplemental employer contributions under our deferred compensation plan. In addition, the Company owns and operates a corporate jet for use by management for business purposes, which infrequently is made available to our Named Executive Officers for limited non-business use. Use of the corporate aircraft for non-business use is subject to availability and approval by our Chief Executive Officer. The aggregate incremental cost of a non-business trip would be reflected on the requesting executive's W-2 earnings statement for the year and such amount would be included in the "All Other Compensation" column of the Summary Compensation Table set forth above, although none of our Named Executive Officers utilized the corporate jet for non-business use during 2016. In addition, spouses and guests of executives infrequently ride along when the corporate aircraft is already going to a specific destination for a business purpose. This use involves little or no incremental cost to the Company. Where required by law, income is imputed to our Named Executive Officers, and all such amounts, if any, are included in the "All Other Compensation" column of the Summary Compensation Table.
Employment and Change in Control Arrangements
The Company currently has employment agreements with Messrs. Keating, Starr, Steiner and Smidler. Mr. Galla retired from the Company effective as of January 3, 2017, and Mr. Lisle currently does not have an employment agreement. The Company currently has change in control agreements with each of our Named Executive Officers other than Mr. Galla. The terms and conditions of the agreements are described in more detail below. Please see "Post-Termination Payments and Benefits."
The Committee approved the employment agreements in order to encourage the executives to remain with the Company, discourage competitors from attempting to hire those executives, and protect the Company in the event that an executive departs by strictly prohibiting the disclosure of confidential information, limiting the executive’s ability to compete with the Company after employment termination, requiring the signing of a release agreement before the payment of severance benefits and imposing reasonable post-employment cooperation obligations. The Committee believes that the change in control agreements serve the interests of our Company and its shareholders by ensuring that, if a hostile or friendly change of control is ever under consideration, our executives will be able to advise our Board of Directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations.
The employment agreements and change in control agreements with Mr. Keating and with Mr. Starr provide the Company with a right to "claw back" compensation paid or received, or to be paid or received, by these officers relating to Incentive Compensation (as defined in the agreements) paid or awarded to the executives where there is a Mandatory Restatement (as defined in the agreements) of the Company’s financial statements that arises directly from the fraudulent or knowing, intentional misconduct of the officer. The Committee intends to establish a claw-back policy for all executive officers after the SEC issues final rules and the New York Stock Exchange issues listing conditions for the recovery of incentive compensation as required under the Dodd-Frank Act.
Stock Ownership Guidelines
Since 2006, the Board has maintained stock ownership guidelines for both non-employee directors and corporate management. The Board believes that directors and senior management should have a significant equity position in the Company and that these guidelines further the Board’s interest in encouraging a longer-term focus in managing the Company.
Under the guidelines, non-employee directors are required to have an ownership multiple of three times their current annual cash retainer. For 2016, the stock ownership requirement was $210,000, based on an annual cash retainer of $70,000. Directors who do not meet the ownership guidelines must hold shares received pursuant to their annual equity grants (net of any shares used to satisfy income tax withholding requirements) for a period of three years or until the guidelines are met, whichever is earlier.
The stock ownership guidelines for senior management require all covered executives to retain shares having a value equal to one-half of the net after-tax value of any equity award granted under the Company's equity-based compensation plans, until they achieve and continue to maintain the following stock ownership levels:

Position with the Company	Salary Multiple
President and CEO	3X
Participants in the LTIP	2X
All Other Corporate Vice Presidents and Designated Senior Executives	1X
The Committee reviews the stock ownership levels of executives subject to these guidelines on a quarterly basis, and the Corporate Governance Committee reviews the stock ownership levels of all non-employee directors.
When considering whether the guidelines have been achieved at any particular point in time, the value of a share of Company stock is the highest of (i) the closing price of a share of Company stock on the NYSE on the most recent trading day preceding the date of determination; (ii) the highest closing price of a share of Company stock on the NYSE on the last trading day of each of the last five years; or (iii) $39.54, which was the closing price of a share of Company stock on the NYSE on February 13, 2015, the trading day immediately preceding the date on which the Board amended and restated the guidelines.

For purposes of determining compliance with the guidelines, shares owned directly by a covered person or by his or her spouse or minor children, shares held in trust for the benefit of the covered person or for the benefit of his or her spouse or minor children, and unvested time-based restricted share awards and restricted stock units are included in the calculation of shares owned, but unvested performance share awards and unexercised stock options are excluded.
Each person subject to the guidelines is expected to use good faith efforts to attain the applicable stock ownership amount within a reasonable period of time after becoming subject to the guidelines or becoming subject to a higher ownership multiple, and is expected to continuously own a sufficient number of shares to meet the applicable stock ownership amount once it has been attained. Until the applicable stock ownership amount has been achieved, and thereafter whenever the applicable stock ownership amount has not been met, each person subject to the guidelines is expected to retain at least 50% of the shares of Company stock acquired upon grant, exercise or vesting of equity awards (including long-term performance awards payable in shares) granted under any equity compensation plan or program maintained by the Company, net of any shares surrendered to pay taxes and/or exercise prices. All shares of Company stock acquired upon the vesting of any long-term performance awards payable in cash will be expected to be retained until the applicable stock ownership amount has been attained.
As of December 31, 2016, each Named Executive Officer other than Mr. Lisle had achieved his targeted stock ownership amount, and several NEOs, including Mr. Keating, own Company stock well in excess of the prescribed amounts. Mr. Lisle is relatively new to his position, and the Committee has determined that he is progressing satisfactorily toward his applicable ownership guideline.
As of December 31, 2016, each non-employee director other than Ms. Pollino had achieved his or her targeted stock ownership amount. Ms. Pollino was first elected to the Board during 2015, and the Corporate Governance Committee has determined that she is progressing satisfactorily toward her applicable ownership guideline.
For more information about the stock holdings of our directors and Named Executive Officers, please see "Stock Ownership of Directors and Executive Officers" above.
Risk Assessment of Compensation Practices
During 2016, management, including the Company’s Internal Audit Department, reviewed existing incentive compensation programs in which executives who are not named executive officers participate in order to confirm that such programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at our corporate headquarters and at both the Aerospace and Distribution segments and no particular business carries a significant portion of the Company’s overall risk profile. Stock incentive awards are also available under the Company’s incentive compensation plans for executives recommended by senior management at each business segment and at our corporate headquarters. These awards are determined based upon parameters developed by the P&C Committee’s independent compensation consultant and all awards are reviewed and approved by the P&C Committee. The cash incentive compensation program for corporate executives is subject to performance parameters and dollar limitations with supervisor recommendations reviewed and approved by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. Cash incentive programs at the Aerospace segment tend to be discretionary in nature with review and approval of all recommendations by the division senior management as well as the Aerospace segment President. Cash incentive programs at the Distribution segment tend to be based upon degree of attainment of specific financial performance goals which, overall, are developed on a basis consistent with the segment’s longer-term financial goals. These programs are subject to review by the Company's Chief Human Resources Officer and the applicable segment's Vice President of Human Resources and segment President. On the basis of this review, management has concluded that the Company’s existing incentive programs applicable to non-named executive officers do not create risks that are reasonably likely to have a material adverse effect on the Company.
Short Sales, Hedging and Pledging
The Company’s Insider Trading Policy expressly prohibits directors, executive officers and other designated employees from engaging in short-term or speculative transactions in Company securities, including, among others, (i) short sales of Company securities; (ii) publicly traded options, puts, calls or other similar derivative securities; (iii) hedging or similar monetization transactions, such as zero-cost collars and forward sale contracts; and (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Material Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to the Company’s CEO and the three other most highly compensated executive officers (excluding the Chief Financial Officer). However, "performance-based compensation" that meets certain requirements under Section 162(m) is exempt from this deduction limitation. The Committee generally intends, but cannot assure, that short and long-term cash incentive awards qualify for this exemption, but, in particular instances, the Committee may authorize compensation that may not be deductible due to this limitation, such as time-based restricted stock awards and bonuses for individual performance based on subjective determination of performance. Shareholders approved the 2013 Management Incentive Plan on April 17, 2013, thereby allowing the Committee to continue to provide incentive compensation that will qualify for favorable tax treatment.
Context of This Discussion
To the extent that the foregoing discussion contained future individual or Company performance targets and goals, they were disclosed solely to facilitate a better understanding of the Company’s executive compensation program. Such performance targets and goals should not be deemed to be statements of management's expectations or estimates of results or other guidance. We strongly encourage investors not to apply these statements in other contexts.
Personnel & Compensation Committee Report
The Personnel & Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and concurs with its contents. Based on this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and incorporated in its annual report on Form 10-K for the year ended December 31, 2016.

Personnel & Compensation Committee:

Richard J. Swift, Chair
Brian E. Barents
E. Reeves Callaway III
George E. Minnich
Jennifer M. Pollino

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes, except to the extent that the Company specifically incorporates the report by reference therein.

SUMMARY COMPENSATION TABLE
The table, footnotes and narrative below describe the aggregate compensation earned by each of our Named Executive Officers for our 2016, 2015 and 2014 fiscal years. For information on the role of each component of our executive compensation program, please see the discussion within the "Compensation Discussion and Analysis" section of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Neal J. Keating Chairman, President & Chief Executive Officer	2016	$972,000	—	—	—	$932,980	$146,655	$229,421	$2,281,056
	2015	$945,750	—	—	—	$4,017,197	$188,659	$261,318	$5,412,924
	2014	$915,750	—	$899,385	—	$4,813,820	$454,102	$247,233	$7,330,290
Robert D. Starr Executive Vice President and Chief Financial Officer	2016	$446,600	—	—	—	$266,006	$17,667	$91,783	$822,056
	2015	$413,000	—	—	—	$995,750	$15,128	$96,290	$1,520,168
	2014	$380,500	—	$181,378	$179,368	$999,175	$74,196	$75,830	$1,890,447
Gregory L. Steiner Executive Vice President and President, Kaman Aerospace Group, Inc.	2016	$460,688	—	$51,512	—	$115,195	$47,692	$96,791	$771,878
	2015	$446,000	—	$49,524	—	$1,086,650	$68,976	$90,649	$1,741,799
	2014	$429,650	—	$175,556	—	$1,161,863	$152,586	$82,451	$2,002,106
Steven J. Smidler Executive Vice President and President, Kaman Industrial Technologies Corporation	2016	$369,460	—	—	—	$55,076	—	$62,562	$487,098
	2015	$364,000	—	—	—	$729,727	—	$68,954	$1,162,681
	2014	$359,675	—	—	—	$890,410	—	$63,201	$1,313,286
Ronald M. Galla(6) Former Senior Vice President and Chief Information Officer	2016	$377,750	—	—	—	$187,610	$28,425	$73,560	$667,345
	2015	$372,625	—	—	—	$609,699	—	$78,861	$1,061,185
	2014	$362,406	—	—	—	$742,179	$539,893	$75,295	$1,719,773
Shawn G. Lisle Senior Vice President and General Counsel	2016	$355,250	—	—	—	$179,042	—	$68,138	$602,430
	2015	$344,000	—	—	—	$520,497	—	$73,574	$938,071
	2014	$334,000	—	—	—	$555,520	—	$69,344	$958,864

(1)
Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of restricted stock granted to our Named Executive Officers in accordance with FASB Accounting Standards Codification Topic 718 ("ASC 718"). Amounts shown for Messrs. Keating and Steiner also include the grant date fair value of LTIP awards payable in shares of Common Stock. For a discussion of valuation assumptions, see Note 18 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
Amounts shown in the Option Awards column reflect the aggregate grant date fair value of stock options granted to our Named Executive Officers in accordance with ASC 718. For a discussion of valuation assumptions, see Note 18 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)
Amounts for 2016 represent annual cash incentive awards earned by the Named Executive Officers under our annual cash incentive plans, which are discussed in the Compensation Discussion and Analysis, but do not reflect amounts that cannot yet be determined but which may become due under outstanding LTIP awards for the 2014–2016 Performance Cycle. The Company will prepare and file a Current Report on Form 8-K disclosing the actual payouts in respect of these awards promptly after they are determined and approved by the Committee in June 2017. Amounts shown for 2015 have been adjusted to reflect the LTIP payouts approved in June 2016 in respect of LTIP awards for performance cycles ended December 31, 2015. Similarly, amounts shown for 2014 have been adjusted to reflect the LTIP payouts approved in June 2015 in respect of LTIP awards for performance cycles ended December 31, 2014. Our LTIP award program is discussed in more detail in the Compensation Discussion and Analysis.

(4)
Represents, to the extent applicable, the aggregate of (i) the total change in the present value of accrued benefits under our defined benefit pension plan and SERP, if applicable, from year to year, and (ii) above market or preferential earnings credited under the Company's non-qualified Deferred Compensation Plan. Messrs. Smidler and Lisle joined the Company after our pension plan and SERP were closed to new participants, so they are not entitled to any pension benefits under these plans. No amount is shown for Mr. Galla in respect of 2015 because the change in the present value of his accrued benefits for such year was negative. None of the NEOs were credited with above market or preferential earnings under the Deferred Compensation Plan for any of the years listed. All of these plans are discussed in more detail in the Compensation Discussion and Analysis.

(5)
The amounts included in this column consist of the following: Participation in our life insurance program for senior executives, employer matching contributions under our 401(k) Plan, supplemental employer contributions earned under our Deferred Compensation Plan, and perquisites consisting of payments for annual physical examinations, a vehicle allowance and personal use of corporate aircraft. The 2016 figures include supplemental deferred compensation earned for Messrs. Keating, Starr, Steiner, Smidler, Galla and Lisle of $168,778, $44,918, $48,345, $16,195, $31,490, and $27,755, respectively. The 2016 figures also include a vehicle allowance of $33,420 for Mr. Keating, $26,460 for Messrs. Starr, Steiner and Smidler, and $20,488 for Messrs. Galla and Lisle; and $13,250 to each Named Executive Officer for the Company 401(k) match. Infrequently, spouses and guests of Named Executive Officers ride along on Company aircraft when the aircraft is already going to a specific destination for a business purpose. This use involves little or no incremental cost to the Company. Where required by law, income was imputed to the Named Executive Officer for income tax purposes for the items described in this footnote and all such amounts are included in the table.

(6)	Retired from the Company effective as of January 3, 2017.

Employment and Change in Control Agreements
We currently have employment agreements with Messrs. Keating, Starr, Steiner and Smidler. Mr. Galla retired from the Company effective as of January 3, 2017, and Mr. Lisle currently does not have an employment agreement. We currently have change in control agreements with each of our Named Executive Officers, other than Mr. Galla, the terms of which are summarized below under the caption, "Post-Termination Payments and Benefits."
The employment agreements generally renew each year for additional one-year renewal periods unless, at least ninety days before the end of the then-current term, the Company or the executive notifies the other that the agreement in question shall terminate upon its scheduled expiration date. The elements of compensation and benefits that are reflected in the Summary Compensation Table were provided according to the terms of the employment agreements and the compensation and benefit plans in place during 2016; however, the Company reserves the right to change the terms and conditions of its compensation and benefit plans. These agreements further provide for participation in our employee benefit programs generally applicable to our senior executives, except that Messrs. Keating and Steiner are entitled to continued premium payments for their lifetime under our Senior Executive Life Insurance Program under certain circumstances. The estimated post-termination compensation payable to our named executive officers under these agreements is described in detail below under the caption, "Post-Termination Payments and Benefits."
Grants of Plan-Based Awards in 2016 Fiscal Year
The following grants were made during the 2016 fiscal year to our Named Executive Officers pursuant to the Company’s 2013 Management Incentive Plan.
GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neal J. Keating	2/23/2016(1)	—	$1,033,200	$2,066,400	—	—	—	—	—	—	—
	2/23/2016(2)	—	$2,880,000	$5,760,000	—	—	—	—	—	—	—
Robert D. Starr	2/23/2016(1)	—	$294,580	$589,160	—	—	—	—	—	—	—
	2/23/2016(2)	—	$660,000	$1,320,000	—	—	—	—	—	—	—
Gregory L. Steiner	2/23/2016(1)	—	$303,144	$606,288	—	—	—	—	—	—	—
	2/23/2016(2)	—	$682,500	$1,365,000	—	—	—	—	—	—	—
	2/23/2016(3)	—	—	—	—	1,060	2,120	—	—	—	$51,512
Steven J. Smidler	2/23/2016(1)	—	$243,698	$487,396	—	—	—	—	—	—	—
	2/23/2016(2)	—	$546,000	$1,092,000	—	—	—	—	—	—	—
Ronald M. Galla	2/23/2016(1)	—	$207,763	$415,526	—	—	—	—	—	—	—
	2/23/2016(2)	—	$339,975	$679,950	—	—	—	—	—	—	—
Shawn G. Lisle	2/23/2016(1)	—	$198,275	$396,550	—	—	—	—	—	—	—
	2/23/2016(2)	—	$367,500	$735,000	—	—	—	—	—	—	—
_______________

(1)
Represents an annual cash incentive award granted under the 2013 Management Incentive Plan in respect of 2016 performance. Satisfaction or achievement of the underlying performance criteria, and the resulting award payouts, were determined in February 2017. The maximum value of any annual cash incentive award granted under the 2013 Management Incentive Plan may not exceed $3,000,000.

(2)
Represents a cash-based long-term incentive award granted under the 2013 Management Incentive Plan for the 2016-2018 performance cycle. The maximum value of any long-term cash incentive award granted under the 2013 Management Incentive Plan may not exceed $8,000,000.

(3)
Represents a special share-based long-term incentive award granted under the 2013 Management Incentive Plan for the 2016-2018 performance cycle, which, if earned would be paid in shares of Company stock, rather than in cash. Even if the performance criteria are achieved, Mr. Steiner, the only recipient, must remain in the employ of the Company until he reaches 62 years of age in order to actually receive the shares. Unvested share-based LTIP awards are not counted toward compliance with the Company's stock ownership guidelines.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table lists the outstanding stock options and stock awards at December 31, 2016, for each of our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
Neal J. Keating	—	—	—	—	—		—	5,737	(3)	$280,711
	—	—	—	—	15,000	(4)	$733,950	—		—
Robert D. Starr	6,310	—	$26.07	2/22/2020	—		—	—		—
	5,260	—	$31.78	2/21/2021	—		—	—		—
	4,176	1,044	$33.59	2/20/2022	378	(5)(10)	$18,496	—		—
	3,081	2,054	$36.29	2/18/2023	704	(6)(10)	$34,447	—		—
	6,188	9,282	$39.22	2/19/2024	2,784	(7)(10)	$136,221	—		—
Gregory L. Steiner	20,000	—	$21.60	7/7/2018	—		—	—		—
	8,010	—	$16.35	2/23/2019	—		—	—		—
	18,490	—	$26.07	2/22/2020	—		—	—		—
	—	—	—	—	3,000	(4)	$146,790	—		—
	—	—	—	—	—		—	1,077	(3)	$52,698
	—	—	—	—	—		—	1,105	(3)	$54,068
	—	—	—	—	—		—	1,060	(3)	$51,866
Steven J. Smidler	15,820	—	$31.78	2/21/2021	—		—	—		—
Ronald M. Galla	—	—	—	—	—		—	—		—
Shawn G. Lisle	2,000	500	$33.59	2/20/2022	400	(8)(10)	$19,572	—		—
	2,472	1,648	$36.29	2/18/2023	566	(9)(10)	$27,694	—		—

(1)
Unless otherwise stated, options vest at the rate of 20% per year, beginning March 1 of the year following the grant date and have a term of 10 years. Vesting of these awards may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.

(2)	Market value is calculated based on the closing price of the Company’s Common Stock on December 30, 2016 (the last business day of the year), which was $48.93.

(3)
Represents a special share-based long-term incentive award granted under the 2013 Management Incentive Plan for the three-year performance period following the date of grant. The award is intended to create an additional financial incentive to remain in the employ of the Company until the recipient reaches 62 years of age. If earned, the award would be paid in shares of Company stock, rather than in cash, but the recipient must remain in the employ of the Company until he reaches 62 years of age for the award to vest, at which time the recipient would be entitled to delivery of the shares. As of the date of this proxy statement, achievement of the underlying performance criteria has not been determined. Unvested share-based LTIP awards are not counted toward compliance with the Company's stock ownership guidelines.

(4)
Represents a special retention restricted share unit award that is intended to create an additional financial incentive to remain in the employ of the Company until the recipient reaches 62 years of age, at which time the award vests.

(5)	Represents a time-based restricted share award granted on February 20, 2012.

(6)	Represents a time-based restricted share award granted on February 18, 2013.

(7)	Represents a time-based restricted share award granted on February 19, 2014.

(8)	Represents a time-based restricted share award granted on February 20, 2012.

(9)	Represents a time-based restricted share award granted on February 18, 2013.

(10)
Restrictions on all time-based restricted share awards lapse at the rate of 20% per year, beginning March 1 of the year following the grant date. Lapsing of restrictions may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the equity plans under which the awards were granted. Please see the Post-Termination Payments and Benefits section.

Option Exercises and Stock Vested in Fiscal Year 2016
The following table provides information about the value realized by our named executive officers on the exercise of stock options and the lapse of restrictions with respect to restricted stock awards during the 2016 fiscal year.

	Option Awards			Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Exercise Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)	Vesting Date
Neal J. Keating	—	—	—	—	—	—
Robert D. Starr	—	—	—	399	$17,532	3/1/2016
	—	—	—	378	$16,609	3/1/2016
	—	—	—	352	$15,467	3/1/2016
	—	—	—	928	$40,776	3/1/2016
Gregory L. Steiner	4,005	$111,154	8/15/2016	—	—	—
Steven J. Smidler	—	—	—	1,202	$52,816	3/1/2016
Ronald M. Galla	—	—	—	—	—	—
Shawn G. Lisle	—	—	—	400	$17,576	3/1/2016
	—	—	—	283	$12,435	3/1/2016

(1)
These amounts differ from those shown in the Summary Compensation Table. The amounts shown in the Summary Compensation Table for stock options represent the aggregate grant date fair value of awards made during 2016 in accordance with ASC 718. The amounts identified above represent the value actually received for all options (including previously vested but unexercised options) exercised in 2016 measured as the difference between the fair market value of a share of our Common Stock on the day the option was exercised and the exercise price of the option.

(2)
These amounts differ from those shown in the Summary Compensation Table. The value of restricted stock awards included in the Summary Compensation Table represents the aggregate grant date fair value of awards made during 2016 valued in accordance with ASC 718. The amount shown above for restricted stock awards represents the actual value of the restricted stock awards on the date restrictions lapsed, determined based on the fair market value of a share of our Common Stock on that date.

Pension Benefits
The table below shows the present value of accumulated benefits payable to each of our named executive officers at age 65 and the number of years of service credited to each of them under the Kaman Corporation Employees’ Pension Plan, which we call the "pension plan," and the SERP as of December 31, 2016.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Neal J. Keating	Kaman Corporation Employees’ Pension Plan	8.4	$410,833	—
	SERP	8.4	$1,633,094	—
Robert D. Starr(3)	Kaman Corporation Employees’ Pension Plan	6.9	$210,185	—
	SERP	—	—	—
Gregory L. Steiner	Kaman Corporation Employees’ Pension Plan	7.6	$359,640	—
	SERP	7.6	$328,275	—
Steven J. Smidler(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—
Ronald M. Galla	Kaman Corporation Employees’ Pension Plan	31.7	$1,853,235	—
	SERP	31.7	$2,531,641	—
Shawn G. Lisle(4)	Kaman Corporation Employees’ Pension Plan	—	—	—
	SERP	—	—	—

(1)
The pension plan was closed to new hires during 2010 and years of service credits for those already in the plan ceased to accrue as of December 31, 2015. Thus, the number of years of credited service reflected in the table do not correspond to the number of years that a named participant has been employed by the Company.

(2)
Represents the present value of accrued benefits under our pension plan and SERP based upon the following assumptions: (a) for the pension plan, that each executive is employed until retirement and his benefits commence at the earlier of normal retirement age (generally, age 65) or the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service) and (b) for the SERP, the change to interest rate methodology required under the Pension Protection Act of 2006 and elimination of pre-retirement mortality assumptions because SERP benefits are payable as a lump sum. Please see Note 14 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, for a description of material assumptions.

(3)	Mr. Starr is not a participant in the SERP because the pension plan was frozen prior to Mr. Starr being appointed an executive officer.

(4)	Messrs. Smidler and Lisle are not participants in the pension plan or the SERP because the pension plans were closed to new hires before Messrs. Smidler and Lisle joined the Company.
The pension plan is a tax-qualified plan that provides benefits for full-time U.S. employees hired prior to June 1, 2009, at Kaman Industrial Technologies and prior to March 1, 2010, at Kaman Corporation and other participating subsidiaries (with the exception of certain acquired companies that have not adopted the pension plan). Employees became participants upon their completion of certain hours of service requirements and became vested in their pension benefits generally upon attaining five years of continuous service, as defined by the pension plan. Normal retirement, as defined by the pension plan, is generally age 65, but employees may retire as early as age 55 with 5 years of service in accordance with pension plan provisions. The annual benefit under the pension plan is generally 60 percent of the average of the highest five years of "Covered Compensation" out of the final ten years of employment through December 31, 2010, less 50 percent of the primary social security benefit, reduced proportionately for years of service less than 30 years. At Kaman Corporation, the parent company, participants who joined the company prior to 2004, have 30 years of service, and have attained age 63, are permitted to retire with a pension benefit unreduced for early retirement. None of the Named Executive Officers, except for Mr. Galla, is eligible for the unreduced pension. The pension plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent these limits apply to certain executive officers, the Company provides an additional benefit under the SERP program. Except as provided below, our SERP program generally makes each participant whole for the benefits under the retirement formula described above that could not be provided under the pension plan due to these limits. Only salary and annual bonus amounts are treated as pensionable earnings on and after January 1, 2006. Benefits under the SERP are based on the highest five years of pensionable earnings over the last ten years through December 31, 2010, whether or not consecutive. The SERP has been amended to comply with the requirements of Internal Revenue Code Section 409A.
The pension plan was closed to new hires on or after March 1, 2010. Existing employees at that time continue to participate in the pension plan subject to the following changes when calculating pension benefits: (i) changes in pay after 2010 are disregarded; (ii) compensation in the highest five years out of the last ten years of service prior to 2011 will be taken into account, whether or not consecutive; and (iii) a participant’s years of service as defined by the pension plan continued to count for accruing benefits under the pension plan through December 31, 2015. Corresponding changes were made to the SERP to assure consistency with the pension plan changes. These changes did not affect individuals who were already retired or had terminated employment and were vested in their pension benefit.
Non-Qualified Deferred Compensation Plan
The following table presents contribution, earnings and balance information under the Company’s Deferred Compensation Plan for our Named Executive Officers for 2016:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
Neal J. Keating	$341,518	$200,702	$33,701	—	$1,353,092
Robert D. Starr	$129,437	$46,205	$20,473	—	$737,490
Gregory L. Steiner	—	$42,528	$5,819	—	$194,084
Steven J. Smidler	$5,749	$21,730	$12,735	—	$425,972
Ronald M. Galla	—	$38,171	$37,997	—	$1,266,570
Shawn G. Lisle	—	$33,108	$2,617	$30,232	$87,228

_______________

(1)
Represents, as applicable, the elective contribution of a portion the NEO's base salary (which amount is also included in the "Salary" column of the Summary Compensation Table) and the elective contribution of a portion of the NEO's annual cash incentive award for 2016 (which amount is also included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table).

(2)
Represents the Company contribution to each NEO's Deferred Compensation Plan account (which amount is also included in the "All Other Compensation" column of the Summary Compensation Table for the year the contribution is made).

(3)
Represents the aggregate earnings on each NEO's Deferred Compensation Plan account balance, which, until July 11, 2016, was fixed at the Interest Crediting Rate (as defined below). Commencing as of July 11, 2016, participants have been afforded the opportunity to tie the investment performance of a portion of their accounts to the investment performance of various market-based investment vehicles approved by the P&C Committee. To the extent that the aggregate earnings of any particular NEO during 2016 exceeded the investment performance that would have been attained had his entire account been credited with interest at the Interest Crediting Rate for 2016, the excess has been reported in the "All Other Compensation" column of the Summary Compensation Table. During 2016, no NEO's investment performance exceeded this amount, so no portion of the amounts shown in this column have been reported in the Summary Compensation Table.

(4)	Represents the aggregate withdrawals or distributions from the Deferred Compensation Plan to each NEO during 2016.

(5)
Represents the aggregate year-end balances of each NEO under the Deferred Compensation Plan as of the end of 2016. Except for the aggregate earnings on account balances (which were not previously reported in the Summary Compensation Table because they did not exceed the Interest Crediting Rate), the amounts shown in this column were previously reported in the Summary Compensation Table as "Salary," "Non-Equity Incentive Plan Compensation" and "All other Compensation," as described above. The aggregate earnings on the deferred compensation account balance of each person listed in the table is as follows: Mr. Keating - $80,204; Mr. Starr - $66,112; Mr. Steiner - $16,332; Mr. Smidler - $60,089; Mr. Galla - $348,738; and Mr. Lisle - $8,211.

The Deferred Compensation Plan is a non-qualified, unfunded plan that provides certain designated executives, including the Company’s Named Executive Officers, the opportunity to defer up to 50% of their base salaries and 100% of their annual cash incentive awards for each calendar year. The plan also provides for the Company to make a supplemental deferred compensation contribution to each participant’s account in an amount equal to 10% of the participant’s eligible earnings that exceed the compensation limit established annually by the Internal Revenue Service.
Until July 11, 2016, the deferred compensation account balances of all participants were credited with interest based on an annual interest rate equal to 120% of the Applicable Federal Long-Term Rate in effect for the month of October immediately preceding the beginning of each applicable plan year (the "Interest Crediting Rate"). For the 2016 plan year, the Interest Crediting Rate was 3.05%. Effective as of July 1, 2016, the plan was amended to make available to participants various market-based investment crediting options, including five pre-constructed "model" portfolios, for the deemed investment of up to 50% of their then-existing account balances as of July 11, 2016 and 100% of their own deferral contributions after July 11, 2016. All supplemental deferred compensation contributions made by the Company will continue to be credited with interest based on the annual Interest Crediting Rate in effect from time-to-time.
POST-TERMINATION PAYMENTS AND BENEFITS
The Company has committed to provide additional compensation to certain of our Named Executive Officers in the event of a termination of employment under specified circumstances, including in connection with a change in control of the Company. These commitments and an estimate of the additional compensation that each of our Named Executive Officers would have received if a qualifying termination of employment had occurred on December 31, 2016, are set forth below.
Employment Agreements
We currently have employment agreements with Messrs. Keating, Starr, Steiner and Smidler. Other than as noted below, the terms and conditions triggering payments under the employment agreements are substantially similar and entitle the executives to receive the compensation and benefits described below under the circumstances indicated. Mr. Galla had an employment agreement that was substantially similar to the others, but he retired from the Company effective as of January 3, 2017. Mr. Lisle currently does not have an employment agreement.
Payment of Accrued Amounts. Regardless of the manner in which the employment of any Named Executive Officer (including a Named Executive Officer not party to an employment agreement) terminates, he is entitled to receive amounts previously earned during the term of his employment (which amounts are referred to in this discussion as "Accrued Amounts"). Such Accrued Amounts include, but are not limited to, (i) unpaid base salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation (cash or equity) earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the executive may be entitled under the terms of any applicable compensation arrangement or benefit program of the Company, including any applicable pension, retirement and insurance benefits. For more information about the retirement and other benefits to which the Named Executive Officers are entitled, please refer to the discussion set forth under the captions, "Outstanding Equity Awards at 2016 Fiscal Year-End" and "Retirement Benefits" within the Summary Compensation Table section of this Proxy Statement. See also, "Pension Benefits" and "Non-Qualified Deferred Compensation Plan" within the Compensation Discussion and Analysis section.

Termination by the Company for Cause or by the Executive without Good Reason. In the event that an executive’s employment is terminated by the Company for "Cause" (other than a termination due to death or disability) or by the executive without "Good Reason," the employment agreements generally provide that the executive will be entitled to receive only the Accrued Amounts identified above.
For purposes of the employment agreements, the term "Cause" is defined to mean and include (i) the conviction of, or a plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board, acting in good faith, that the executive has (A) willfully and continuously failed to substantially perform his duties; (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of the executive’s employment and materially injurious to the Company; (C) willfully violated a material requirement of the Company’s Code of Conduct or the executive’s fiduciary duty to the Company; or (D) in the case of the Chief Executive Officer, violated his covenant to the Company that he is not bound to any agreement that would, among other things, limit his performance with the Company.
For purposes of the employment agreements, the term "Good Reason" is defined to mean any one of the following events, if it occurs without the executive’s consent after providing the Company notice and an opportunity to cure: (i) the removal of the executive from his position with the Company (other than for Cause); (ii) a reduction in the base salary or annual target bonus opportunity of the executive; (iii) a failure to pay the executive’s compensation or benefits in accordance with the terms of the employment agreement; (iv) the relocation of the executive’s principal place of employment by more than 50 miles; (v) the assignment of duties that are materially inconsistent with the executive’s position; or (vi) no longer being a direct report to the Chief Executive Officer of the Company (for executives other than the Chief Executive Officer).
Termination by the Company without Cause or by the Executive for Good Reason. In the event that an executive’s employment is terminated by the Company without Cause (as defined above) or by the executive for Good Reason (as defined above), the employment agreements generally provide that the executive will be entitled to receive the following benefits (in addition to the Accrued Amounts):

•
a pro-rata portion of the executive’s annual bonus for the performance year in which the termination occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;

•
an immediate lump-sum payment equal to two times (three times in the case of Mr. Keating) the sum of the executive’s then-current base salary and most recent annual bonus paid to, or earned by, the executive, subject to a reduction as set forth in the employment agreements if termination of employment occurs within two years of the executive’s retirement eligibility date;

•
a pro-rata payment in cash for each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;

•
continued participation in all medical, dental and vision plans which cover the executive and the executive’s eligible dependents for up to 24 months with the executive continuing to make his share of premium payments, subject to offset due to future employment;

•	full vesting of all outstanding equity awards; and

•
for Messrs. Starr and Smidler, continued payment of life insurance premiums until the earlier of 24 months following employment termination or attainment of age 65 (but in no event later than the executive’s retirement eligibility date) and for Messrs. Keating and Steiner, continued payment of life insurance premiums for the remainder of their lives.

Termination Due to Retirement. In the event that an executive retires from the employ of the Company on or after his retirement eligibility date, the employment agreements generally provide that the executive will be entitled to receive the following benefits (in addition to the Accrued Amounts):

•
a pro-rata portion of the executive’s annual bonus for the performance year in which the executive’s retirement occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;

•
a pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;

•	full vesting of all outstanding equity awards; and

•	for Messrs. Keating and Steiner, continued payment of life insurance premiums for the remainder of their lives provided that they retire at or after age 62.
An executive’s retirement eligibility date generally is the date on which an executive attains age 65 or such other age at or after age 62 as shall be approved by the Committee.

Termination Due to Disability or Death. In the event of the disability or death of an executive, the employment agreements generally provide that the executive (or his estate) will be entitled to receive the following benefits (in addition to the Accrued Amounts):

•
a pro-rata portion of the executive’s annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other senior executives;

•
a pro-rata portion of payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;

•	full vesting of all outstanding equity awards; and

•	benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.
For purposes of the employment agreements, a "disability" is considered to exist if the executive has been absent from fully performing his responsibilities due to physical or mental illness for a period of six consecutive months.
Change in Control Agreements
We currently have change in control agreements with each of our Named Executive Officers, except Mr. Galla who retired from the Company effective as of January 3, 2017. Other than as noted below, the terms and conditions triggering payments under these agreements upon the termination of employment of each of our Named Executive Officers in connection with a change in control are substantially similar.
The change in control agreements generally provide that, if an executive’s employment is terminated by the Company without "Cause" (other than due to death or disability) or by the executive for "Good Reason" during the twenty-four month period immediately following a change in control (or during a potential change in control period), the executive will be entitled to receive the following severance benefits:

•
an immediate lump-sum cash payment equal to three times the executive’s base salary, in the case of Mr. Keating, and two times, in the case of the other named executive officers, plus three times, in the case of Mr. Keating, and two times, in the case of the other named executive officers, the executive's target annual bonus in effect immediately preceding the date of termination;

•	a pro-rata portion of the named executive officer’s target annual bonus for the performance year in which the termination occurs;

•
continued participation at the Company’s expense for 24 months in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;

•	full vesting of outstanding equity awards (at the target level of performance, where applicable);

•	a pro-rata payment in cash of each outstanding LTIP award for which the performance period has not been completed, based upon the target level of financial performance;

•
benefits under any post-retirement health care plans if the executive would have otherwise become eligible for those benefits by remaining employed through the second anniversary of the employment termination date, commencing on the later of the date that such coverage would have become first available and the date on which the executive’s post-employment participation in our benefit plans, as described above, terminates;

•
prepayment of premiums under any life insurance policy insuring the life of the executive in the case of Messrs. Keating and Steiner, which shall be payable, with interest, on the date that is six months and one business day after the executive’s termination of employment and, in the case of the other named executive officers, continued payment of remaining life insurance premium payments for which the Company shall establish an irrevocable grantor trust holding assets sufficient to pay such premiums; and

•
reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer.

For purposes of the change in control agreements, a "change in control" is deemed to have occurred if: (i) a person unaffiliated with the Company acquires control of more than thirty-five percent of our voting securities; (ii) there is a change in more than fifty percent of our Directors over two consecutive years which is not Board-approved; (iii) a merger is effectuated with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company); or (iv) there is a sale of substantially all of the Company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the Company. A change in control does not include any related party and management buyout transactions.
For purposes of the change in control agreements, "Cause" means that the Named Executive Officer’s employment is terminated due to any one of the following events: (i) the willful and continued failure to substantially perform his duties with the Company after notice from the Company, or (ii) the willful engaging in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of the change in control agreements, "Good Reason" means the occurrence (without the executive’s express written consent) after any change in control, or during a potential change in control period, of any one of the following acts or failures to act by the Company: (i) the assignment to the executive of any duties that are inconsistent with the executive’s status as an officer of the Company or a substantial diminution in the nature or status of the executive’s responsibilities from those in effect immediately prior to the change in control (or the commencement of the potential change in control period); (ii) a reduction in the executive’s then-current annual base salary; (iii) the relocation of the executive’s principal place of employment by more than 50 miles; (iv) the failure to pay to the executive any portion of his current or deferred compensation, within 30 days of the date such compensation is due; (v) the failure to continue in effect any compensation plan in which the executive participates immediately prior to the change in control (or the commencement of the potential change in control period) which is material to his total compensation without an equitable substitute; (vi) the failure to provide life insurance, health and accident, or disability benefits that are substantially similar to those in which the executive was participating immediately prior to the change in control (or the commencement of the potential change in control period); (vii) the failure to provide the executive with the number of paid vacation days to which he was entitled immediately prior to the change in control (or the commencement of the potential change in control period); (viii) any purported termination of the executive’s employment which is not effectuated in accordance with the employment termination procedures for cause set forth in the change in control agreement, or (ix) the failure of any successor to the Company to expressly assume and agree to perform the agreement in accordance with its terms prior to the effectiveness of any such succession. In no event will the executive have Good Reason to terminate employment under the change in control agreement due solely to a suspension of the executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.
Equity Incentive Plans
The Company maintains equity incentive plans providing for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted shares, restricted stock units, performance share awards, other stock-based awards and cash-based awards to employees, non-employee Directors, and consultants in order to promote the long-term success of the Company. These were generally made under the 2003 Stock Incentive Plan (the "2003 Plan") prior to April 18, 2013, and thereafter under the 2013 Management Incentive Plan (the "2013 Plan").
The 2013 Plan provides that, in the event of a "change in control" of the Company (as defined in the 2013 Plan), unless otherwise set forth in an award agreement, the Committee may, but shall not be obligated to, do any one or more of the following, in each case without participant consent: (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award, (b) cancel awards for a cash payment equal to their fair value (as determined in the sole discretion of the Committee) which, in the case of options, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the change in control to holders of the same number of shares subject to such options (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options) over the aggregate exercise price, (c) provide for the issuance of replacement awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2013 Plan as determined by the Committee in its sole discretion, (d) terminate options without providing accelerated vesting, or (e) take any other action with respect to the awards the Committee deems appropriate.
The 2003 Plan provides that, unless otherwise set forth in an award agreement, upon the occurrence of a "change in control" (as defined in the 2003 Plan), all long-term performance awards shall be deemed fully vested and fully earned to the extent of 100% of the target value of each such award and shall be paid out in accordance with the terms and provisions of the Plan. The 2003 Plan also provides that, if a participant’s employment is terminated during the 36-month period following a change in control (other than by the Company for cause, by reason of death or disability or by the participant without good reason), then, and only then (i) the vesting periods of any and all incentive stock options, non-statutory stock options and stock appreciation rights granted and outstanding under the Plan shall immediately be accelerated; and (ii) the restrictions and/or conditions applicable to any and all restricted stock awards granted and outstanding under the Plan shall immediately lapse and be of no further force and effect.
Annual Cash Incentive Plans
The 2016 annual cash incentive award opportunities for all Named Executive Officers were made under the 2013 Plan, the change in control provisions of which are discussed above.
Annual cash incentive award opportunities for other officers and senior executives are made under the Company’s Cash Bonus Plan (the "Cash Bonus Plan"), which generally requires a participant to be employed for the full award year in order to be eligible to receive an award under the Plan. However, the Cash Bonus Plan expressly authorizes the Committee, in its sole and absolute discretion, to authorize the payment of a cash bonus award to any individual who has been employed for less than a full award year or to any individual who shall cease to be in the employ of the Company for any reason prior to the end of a particular award year, to the extent that the Committee determines the payment of such an award to be fair and equitable.

Coordination of Benefits
Executives shall not be entitled to receive duplicative severance benefits under the plans and agreements described above. If an executive’s employment with the Company is terminated under circumstances that would result in the payment of severance benefits under the executive’s change in control agreement, the severance benefits payable under the change in control agreement will be paid in lieu of any severance benefits that otherwise would be payable under the executive’s employment agreement. Moreover, the severance benefits specified in the employment and change in control agreements shall be paid in lieu of any similar benefits provided under the 2003 Plan, the 2013 Plan and the Cash Bonus Plan. Finally, an executive is entitled to severance benefits under his employment agreement or change in control agreement only after signing a general release, the form and content of which is specified in the change of control agreements.
Assumptions Relating to Post-Termination Benefit Table
The Post-Termination Benefit Table set forth below summarizes, in tabular format, the estimated compensation that each of our current Named Executive Officers would have received if a qualifying termination of employment were to have occurred on December 31, 2016, under the circumstances indicated. As discussed above, Mr. Galla retired from the Company effective as of January 3, 2017, so the amounts for Mr. Galla set forth in the table represent the estimated amounts that are actually payable to Mr. Galla in respect of his retirement.
The following assumptions, which are believed to be reasonable in the aggregate, were used to generate the estimates set forth below. There can be no assurance, however, that an actual termination of employment would produce the same or similar results.

•
All Named Executive Officers (other than Mr. Galla) are deemed to have terminated their employment with the Company effective as of December 31, 2016, under the circumstances indicated. Mr. Galla is deemed to have retired from the Company effective as of January 3, 2017.

•
All Accrued Amounts are omitted from the table because they were earned by the Named Executive Officers without regard to the specified triggering events. Accrued Amounts include, among others, (i) amounts earned in respect of annual cash incentive and LTIP awards for the period ended December 31, 2016, (ii) the value of all stock options and restricted stock awards that were fully vested as of December 31, 2016, and (iii) amounts payable in respect of pension and other retirement benefits, including the SERP and the Deferred Compensation Plan, which were vested as of December 31, 2016. See "Coordination with Other Tables," below.

•
All amounts calculated with reference to the value of our Common Stock were calculated using the closing price of our stock on the New York Stock Exchange on December 30, 2016 (the last trading day of the year), which was $48.93.

•
All unvested stock options and restricted stock awards are assumed to have vested in full as of December 31, 2016, with respect to a change in control, termination of employment without Cause by us or by the Named Executive Officer for Good Reason or due to retirement, death or disability. All unvested stock options that are assumed to have vested due to a change in control are valued based upon the difference between the closing price of our Common Stock on December 30, 2016 (the last trading day of the year), and the exercise price of the underlying stock option. All unvested restricted stock awards that are assumed to have vested due to a change in control are valued based upon the closing price of our Common Stock on December 30, 2016.

Coordination with Other Tables
The Post-Termination Benefit Table does not duplicate certain amounts disclosed elsewhere in this proxy statement or with respect to which the Named Executive Officers were vested on or before December 31, 2016, without regard to the triggering events specified in the table. These amounts include, among others, the following:

•	Stock options and restricted stock awards that vested on or before December 31, 2016;

•	Pension and SERP benefits, which are summarized in the Pension Benefits table;

•	Vested amounts payable under the Deferred Compensation Plan, which are summarized in the Non-Qualified Deferred Compensation Plan table; and

•	Unreimbursed business expenses.

POST-TERMINATION BENEFIT TABLE
Named Executive Officer	Benefit	Termination Event
		Termination for Cause or without Good Reason	Termination without Cause or with Good Reason(1)	Termination without Cause or with Good Reason in Connection with a Change in Control (2)	Retirement	Disability	Death
Neal J. Keating	Cash Severance(3)	—	$3,929,568	$6,051,600	—	—	—
Chairman, President and Chief Executive Officer	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	$733,950	$733,950	$733,950	$733,950	$733,950
	LTIP Awards(6)	—	$2,825,602	$5,674,500	$2,825,602	$2,825,602	$2,825,602
	Health & Welfare(7)	—	$38,774	$38,774	—	—	—
	Life Insurance(8)	—	$560,999	$560,999	$560,999	$560,999	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$8,088,893	$13,089,823	$4,120,551	$4,120,551	$3,559,552
Robert D. Starr	Cash Severance(3)	—	$1,441,550	$1,495,560	—	—	—
Senior Vice President and Chief Financial Officer	Stock Options(4)	—	$132,106	$132,106	$132,106	$132,106	$132,106
	Restricted Stock(5)	—	$189,163	$189,163	$189,163	$189,163	$189,163
	LTIP Awards(6)	—	$580,832	$1,200,400	$580,832	$580,832	$580,832
	Health & Welfare(7)	—	$38,774	$38,774	—	—	—
	Life Insurance(8)	—	$4,206	$352,438	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$2,386,631	$3,438,441	$902,101	$902,101	$902,101
Gregory L. Steiner	Cash Severance(3)	—	$1,508,280	$1,539,038	—	—	—
Executive Vice President, Kaman Corporation, and President, Kaman Aerospace Group	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	$146,790	$146,790	$146,790	$146,790	$146,790
	LTIP Awards(6)	—	$709,455	$1,427,200	$709,455	$709,455	$709,455
	Health & Welfare(7)	—	$11,327	$11,327	—	—	—
	Life Insurance(8)	—	$447,832	$447,832	$447,832	$447,832	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$2,823,684	$3,602,187	$1,304,077	$1,304,077	$856,245
Steven J. Smidler	Cash Severance(3)	—	$864,828	$1,237,236	—	—	—
Executive Vice President, Kaman Corporation, and President Kaman Industrial Technologies	Stock Options(4)	—	—	—	—	—	—
	Restricted Stock(5)	—	—	—	—	—	—
	LTIP Awards(6)	—	$546,498	$1,092,000	$546,498	$546,498	$546,498
	Health & Welfare(7)	—	$36,773	$36,773	—	—	—
	Life Insurance(8)	—	$7,153	$342,705	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	$1,455,252	$2,738,714	$546,498	$546,498	$546,498
Ronald M. Galla(9)	Cash Severance	—	—	—	—	—	—
Senior Vice President and Chief Information Officer	Stock Options	—	—	—	—	—	—
	Restricted Stock	—	—	—	—	—	—
	LTIP Awards(6)	—	—	—	$334,132	—	—
	Health & Welfare	—	—	—	—	—	—
	Life Insurance	—	—	—	—	—	—
	Outplacement Services	—	—	—	—	—	—
	Total	—	—	—	$334,132	—	—
Shawn G. Lisle	Cash Severance(3)	—	—	$1,117,550	—	—	—
Senior Vice President and General Counsel	Stock Options(4)	—	—	$28,501	$28,501	$28,501	$28,501
	Restricted Stock(5)	—	—	$47,266	$47,266	$47,266	$47,266
	LTIP Awards(6)	—	—	$722,400	$359,431	$359,431	$359,431
	Health & Welfare(7)	—	—	$38,774	—	—	—
	Life Insurance(8)	—	—	$281,950	—	—	—
	Outplacement Services	—	—	$30,000	—	—	—
	Total	—	—	$2,266,441	$435,198	$435,198	$435,198

_______________

(1)
Reflects amounts due to each executive under his employment agreement, assuming the executive's employment is terminated by the Company without "Cause" or by the executive for "Good Reason," as such terms are defined in the employment agreements. All Named Executive Officers have employment agreements, except for Mr. Lisle.

(2)
Reflects amounts due to each executive under his change in control agreement, assuming the executive's employment is terminated during the "change in control" protection period other than (i) by the Company for "Cause," (ii) by reason of death or disability, or (iii) by the executive without "Good Reason," as such terms are defined in the change in control agreements. All Named Executive Officers have change in control agreements.

(3)
Reflects two times (or, for Mr. Keating, three times in the event of a change in control) 2016 base salary and the executive's target bonus opportunity for a termination in connection with a change in control (or the executive's prior year bonus for a termination not in connection with a change in control). There are no severance payments due upon retirement, death or disability. However, the Company will pay a pro-rata amount of any annual cash incentive award in the event of retirement, death or disability, to be paid when such awards are normally paid to other executives.

(4)
Reflects the value of unvested stock options that become fully vested upon a qualifying termination, calculated as the difference between the exercise price and $48.93, the closing price of the Company’s Common Stock on the New York Stock Exchange on December 30, 2016 (the last trading day of the year). Amounts shown for Mr. Lisle vest immediately only upon a change in control.

(5)
Reflects the value of unvested restricted stock awards that become fully vested upon a qualifying termination, calculated as $48.93 per share, the closing price of the Company’s Common Stock on the New York Stock Exchange on December 30, 2016 (the last trading day of the year).

(6)
Reflects a pro-rata payment in respect of outstanding LTIP awards with performance periods ending after December 31, 2016. The actual amount of the payment generally will be determined by multiplying the amount the participant would have received based upon target performance for the entire performance period by a fraction, the numerator of which is the number of days the participant remained employed with the corporation during such performance period and the denominator of which is the total number of days during the performance period. Pro rata payments in respect of the LTIP awards held by Mr. Lisle vest immediately at target in the event of death or disability.

(7)	Reflects the value of the Company’s share of premium payments to be made for medical and dental for 24 months, based on 2017 premiums for active employees with one dependent.

(8)
Reflects the value of regular annual premiums based on the 2016 rate, which will be paid for 24 months, except in the cases of Messrs. Keating and Steiner who are entitled to have their premiums paid for their lifetimes. The premium payment obligation accelerates upon a change in control; the estimated pre-payment for life insurance premium payments as of December 31, 2016, is illustrated in this chart assuming the generational lump sum mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), and interest at 3.43%.

(9)	Mr. Galla retired from the Company effective as of January 3, 2017. In accordance with applicable SEC rules and regulations, amounts shown in the table relate solely to retirement.

PROPOSAL 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Background
As required by Section 14A of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder and in accordance with the results of our 2011 shareholder advisory vote relating to the frequency of advisory votes on the compensation of our named executive officers, we are asking shareholders to vote on an advisory (non-binding) basis on the following resolution at the annual meeting:
RESOLVED: That the compensation paid to the Company's named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives and descriptions included in the Proxy Statement relating to the Company's 2017 Annual Meeting of Shareholders be, and hereby is, APPROVED.
This advisory vote, commonly known as a "say-on-pay" vote, gives shareholders the opportunity to express their views about the compensation we pay to our Named Executive Officers, as described in this Proxy Statement. Shareholders may vote "FOR" or "AGAINST" the resolution or abstain from voting. Before voting, all shareholders are urged to review the Compensation Discussion and Analysis, as well as the tabular and narrative disclosures that follow it. These sections describe the Company's compensation programs relating to our Named Executive Officers and the rationale behind the decisions made by the P&C Committee.
The Board believes that the Company's executive compensation program effectively reflects the objectives described in the Compensation Discussion and Analysis and, therefore, recommends that shareholders vote "FOR" the resolution set forth above.
Because this vote is advisory (non-binding), neither the Company nor the Board is required to take action in response to the outcome of the vote on this Proposal. Shareholders can be assured, however, that the shareholder sentiment expressed by the vote will be considered by the P&C Committee and the Board in crafting their approach to executive compensation matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the compensation paid to our Named Executive Officers.

Required Vote
In order to be approved by shareholders, the advisory vote on executive compensation requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Background
As required by Section 14A of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This advisory vote, commonly known as a "say-on-pay vote" or a "say-on-pay proposal," is presented as Proposal 2 above. As discussed above, the say-on-pay vote gives shareholders the opportunity to express their views about the compensation we pay to our Named Executive Officers.
At least once every six years, we are required to afford shareholders the opportunity to cast a separate advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual shareholder meetings or any special shareholder meeting at which directors will be elected and for which we must include executive compensation information in the proxy statement for that meeting (sometimes referred to as a "say-on-frequency proposal"). Shareholders may vote to have a say-on-pay proposal included every year, every two years, or every three years.
Our shareholders voted on a similar say-on-frequency proposal in 2011, and the overwhelming majority of votes were cast in favor of including a say-on-pay proposal every year. The P&C Committee and the full Board of Directors continue to believe that a say-on-pay proposal should be presented every year so that our shareholders may annually express their views on our executive compensation program. Nevertheless, the P&C Committee and the Board value the opinions expressed by shareholders and will consider the outcome of the vote when making future decisions regarding the frequency of presenting say-on-pay proposals. As an advisory vote, this proposal is not binding on the Company, the Board, or the P&C Committee.
Shareholders may cast their advisory vote to conduct future advisory votes on executive compensation every "1 Year," "2 Years" or "3 Years," or shareholders may vote to "Abstain" from voting on the proposal.
It is expected that the next say-on-frequency vote will occur at the 2023 annual meeting of shareholders.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote to conduct future advisory votes on executive compensation every "1 Year," as opposed to every "2 Years" or "3 Years."
Required Vote
The frequency choice that receives the most votes will be considered by the Board to be the expression of the Company’s shareholders as to their preference, and the Board will take that frequency choice into account when making its determination as to the frequency of future advisory votes on executive compensation. Broker non-votes and abstentions will not be considered, so they will have no effect on the outcome of the voting.

PROPOSAL 4
AMENDMENT TO CERTIFICATE OF INCORPORATION
DECLASSIFYING THE BOARD OF DIRECTORS

Background
Our Board of Directors is currently divided into three classes, and members of each class are elected to serve for staggered three-year terms. A shareholder proposal asking the Company to take the steps necessary to declassify the Board and provide for the annual election of directors was presented to shareholders at the 2016 Annual Meeting of Shareholders, and the proposal received the favorable vote of approximately 61% of the votes cast on the proposal. Our Board has carefully considered the results of the voting and, after extensive deliberations and discussions with outside advisers and shareholders, the Board is now submitting a proposal to amend our Amended and Restated Certificate of Incorporation ("Restated Certificate") to declassify the Board and is unanimously recommending that shareholders vote "FOR" approval of the proposal.
If the proposal is approved by shareholders, the amendment would become effective upon the filing of an appropriate certificate of amendment with the Secretary of State of the State of Connecticut promptly following the 2017 Annual Meeting of Shareholders. A corresponding amendment would be made to the Company's Bylaws.
The full text of the proposed amendment is set forth below. As amended, the Restated Certificate and Bylaws would provide that directors elected at the 2018 Annual Meeting and thereafter would be elected to one-year terms. In accordance with the shareholder proposal approved by shareholders at the 2016 Annual Meeting, the declassification of the Board would be phased in so that it would not affect the unexpired term of any director elected before the 2018 Annual Meeting. Therefore, the directors elected at the 2017 Annual Meeting would be elected to three-year terms, expiring at the 2020 Annual Meeting. The terms of the directors elected at the 2016 Annual Meeting would expire at the 2019 Annual Meeting, and the terms of the directors elected at the 2015 Annual Meeting would expire at the 2018 Annual Meeting. From and after the 2020 Annual Meeting, all directors would stand for election annually. Any director first elected by the Board as a result of a newly created directorship or to fill a vacancy on the Board of Directors would hold office until the next annual meeting of shareholders.
Text of Proposed Amendment
Clause D(2) of Article Seventh of the Restated Certificate is proposed to be deleted in its entirety and replaced with the following language:
(2)    Classes. Directors elected prior to the 2018 Annual Meeting of Shareholders shall continue to be, and are, divided into three classes, as nearly equal in number as possible, and shall hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their respective elections and until their respective successors are duly elected and qualified. Directors elected at each Annual Meeting of Shareholders commencing with the Annual Meeting of Shareholders in 2018 shall hold office for a term of one year expiring at the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the proposed amendment to the Restated Certificate declassifying our Board of Directors.
Required Vote
In order to be approved by shareholders, the proposed amendment to the Restated Certificate requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Common Stock. Because favorable votes are measured against our outstanding shares, abstentions and broker non-votes will have the same effect as a vote against the proposal. If the proposed amendments to the Restated Certificate are not approved by shareholders, the corresponding amendments to the Company's Bylaws will not become effective and the Board of Directors will remain classified.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

Background
The Audit Committee Charter provides that the Audit Committee shall have the sole authority to appoint and replace the Company’s independent registered public accounting firm, which shall report directly to the committee, and that the Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent registered public accounting firm.
Each year, the Audit Committee assesses the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines. This includes a review of the firm’s internal quality control procedures, results of its most recent quality control reviews and steps taken to enhance the quality of its audits and issues raised by recent governmental investigations, if any. The Audit Committee also evaluates the firm’s ongoing independence, its audit strategy for the Company, the terms of its engagement, and the firm’s capabilities and communications to the committee.
On February 21, 2017, the Audit Committee reappointed PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent registered public accounting firm for the year ending December 31, 2017. Although not legally required to do so, the Board historically has chosen to ask the Company’s shareholders to ratify the selection of the Company’s independent registered public accounting firm. In the event shareholders do not ratify the appointment, the Audit Committee may reconsider it. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
We expect that a representative of PwC will attend the annual meeting, and that such representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders. See "INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Board Meetings and Committees–Audit Committee" for additional information pertaining to the Audit Committee, its activity during 2016, and related matters.
Board Recommendation
The Board of Directors unanimously recommends that shareholders vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2017.
Required Vote
In order to be approved by shareholders, the proposal to ratify the appointment of PwC requires that there be more votes cast "FOR" the proposal than "AGAINST" the proposal. Broker non-votes and abstentions are not considered for purposes of determining the tally of votes cast "FOR" or "AGAINST" the proposal and, therefore, will not affect the outcome of the voting.
Principal Accounting Fees and Services
The following is a summary of the fees billed to the Company by PwC for professional services rendered for the years ended December 31, 2015 and 2016:

Fee Category	2016 Fees	2015 Fees
	(In Thousands)
Audit Fees	$2,243.2	$2,117.5
Audit-Related Fees	$110.0	$648.0
Tax Fees	$207.7	$25.0
Other Fees	$1.0	$1.0
Total Fees	$2,561.9	$2,791.5
_______________

Audit Fees relate to services rendered for the audit of the Company’s consolidated financial statements and audit of the effectiveness of internal controls over financial reporting for the periods ended December 31, 2016 and 2015; and review of the interim consolidated financial statements included in quarterly reports and services normally provided by PwC in connection with statutory and regulatory filings or engagements.
Audit-Related Fees for 2016 were primarily for new revenue standard implementation assessments and related audit effort, and Audit-Related Fees for 2015 were primarily for acquisition due diligence, special reports pursuant to agreed-upon procedures, and training.
Tax Fees for 2016 and 2015 relate to tax planning services, including assistance with federal, state and international tax compliance, international tax planning and tax advice.
Other Fees relate to accounting research software.
Audit Committee Preapproval Policy
The Audit Committee Charter provides that the Audit Committee shall preapprove all audit and non-audit services performed by the Company's independent auditor in order to assure that such services do not impair the auditor’s independence. In furtherance of the foregoing, the Audit Committee has adopted a preapproval policy setting forth the policies and procedures to be followed with respect to such preapprovals. Among other things, the preapproval policy provides that the Audit Committee shall approve in advance all services – both audit and permitted non-audit services – provided to the Company or any of its subsidiaries by the Company’s independent auditor. The policy also provides that the Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the independent auditor under applicable rules and regulations promulgated by the SEC or the Public Company Accounting Oversight Board (the "PCAOB").
Whenever the Audit Committee is asked to preapprove any audit or non-audit services that are proposed to be performed by the Company's independent auditor, the policy provides that the Audit Committee shall be provided with (i) a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and (ii) confirmation of the independent auditor that it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and that none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under applicable rules and regulations promulgated by the SEC or the PCAOB.
The Chairman of the Audit Committee has been granted the power and authority to approve, upon the receipt of the documentation referenced above, on a case-by-case basis any audit or non-audit services giving rise to fees of $100,000 or less at any time other than at a meeting of the Audit Committee. The Chairman is required to report any audit or non-audit services so approved to the Audit Committee at its next regularly scheduled meeting.
Audit Committee Report
The Directors named below constituted the Audit Committee of the Board on February 21, 2017, the date on which the actions referenced in this report were taken. We each serve for a term of one year and until our successors are elected and qualify. The Board has made an affirmative determination that each of us is independent under the NYSE and SEC rules applicable to audit committee members and otherwise in accordance with the Committee’s charter and our Corporate Governance Principles. Further, the Board has made an affirmative determination that in light of our respective backgrounds and experiences, we each meet the financial literacy requirements for service to the Audit Committee, and that each of us possesses the qualifications necessary for service as an "audit committee financial expert," as that term is defined by applicable SEC regulations.
We oversee the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
We reviewed and discussed with management and PwC the Company’s audited consolidated financial statements for the year ended December 31, 2016, the representations of management and PwC’s opinion regarding such statements, and the Company’s system of internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act. We discussed with the Company’s Chief Audit Executive and with PwC the overall scope and plan of their individual audits and reviewed the results of their examinations and the overall quality of the Company’s financial reporting. We also received from PwC a written report relative to matters required by Auditing Standard No. 16, "Communications with Audit Committees," issued by the PCAOB, and discussed the report with PwC and management. During 2016, we monitored the qualifications, performance, effectiveness and independence of PwC, the Company’s independent registered public accounting firm for such year. In that regard, we received from PwC, and discussed with it, the written report required by the applicable requirements of the PCAOB regarding PwC’s communications with us concerning PwC’s independence. Based upon these reviews and discussions and in reliance upon them, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
We also approved PwC as the Company's independent registered public accounting firm for 2017, which approval has been ratified by the Board and is being recommended for ratification by shareholders at the 2017 Annual Meeting of Shareholders.

Audit Committee Scott E. Kuechle, Chair George E. Minnich Jennifer M. Pollino Thomas W. Rabaut
This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
Pursuant to SEC rules, proposals of shareholders intended to be included in the Company’s 2018 proxy materials and submitted for action at the 2018 Annual Meeting of Shareholders generally must be received by the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before November 3, 2017. Pursuant to SEC rules and the Company’s Bylaws, shareholders who wish to present a proposal at the 2018 Annual Meeting of Shareholders, when such proposal is not intended to be included in the Company’s proxy materials relating to that meeting, or submit a nomination for director, must give advance notice to the Company at its corporate headquarters, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 on or before February 3, 2018, but no earlier than January 19, 2018, which is the period not less than 75 days, nor more than 90 days, prior to the first anniversary of the Company’s annual meeting of shareholders to be held on April 19, 2017. Please review the Company’s Bylaws which contain additional advance notice requirements, including with respect to advance notice of shareholder proposals and Director nominations. These requirements are briefly summarized on page 11.
ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.
IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES.
YOUR VOTE IS IMPORTANT!

EXHIBIT I

NATIONAL SURVEY DATA USED BY
INDEPENDENT COMPENSATION CONSULTANT
FOR 2015 MARKET REPORT

	Compensation Element
Surveys	Base Salary	Annual Bonus Target	Long-term Compensation Target	Approximate Number of Participants	Nature of Participants
AonHewitt — Executive Compensation Survey	X	X	X	654	Fortune 1000 Companies
Equilar — Executive Compensation Survey	X	X	X	3,000	Russell 3000 Companies

PEER GROUP COMPANIES
USED BY INDEPENDENT COMPENSATION CONSULTANT
FOR 2015 MARKET REPORT†

ISS Peer Group	Company Peer Group	Equilar Peer Group
A. Schulman, Inc.	A. Schulman, Inc.	AAR Corp.
AAR Corp.	AAR Corp.	Alliant Techsystems Inc.
Air Lease Corporation	Albany International Corp.	Applied Industrial Technologies, Inc.
Aircastle Limited	Alliant Techsystems Inc.	B/E Aerospace Inc.
Albany International Corp.	Applied Industrial Technologies, Inc.	Barnes Group, Inc.
Applied Industrial Technologies, Inc.	Barnes Group, Inc.	Curtiss-Wright Corporation
Barnes Group, Inc.	Callaway Golf Company	Esterline Technologies Corporation
Beacon Roofing Supply, Inc.	Curtiss Wright Corporation	GenCorp Inc.
Curtiss-Wright Corporation	Esterline Technologies Corporation	Hexcel Corporation
Ducommon Incorporated	H.B. Fuller Company	Moog Inc.
DXP Enterprises, Inc.	HEICO Corporation	Teledyne Technologies Incorporated
Esterline Technologies Corporation	Hexcel Corporation	Triumph Group, Inc.
Fastenal Company	Loral Space & Communications	TransDigm Group Incorporated
GATX Corporation	Moog Inc.	Wesco Aircraft Holdings, Inc.
H&E Equipment Services, Inc.	Nordson Corporation	Woodward, Inc.
H.B. Fuller Company	Plexus Corp.
HEICO Corporation	Stepan Company
Hexcel Corporation	Superior Industries International, Inc.
MSC Industrial Direct Co, Inc.	Teledyne Technologies Incorporated
Nordson Corporation	Triumph Group, Inc.
Stepan Company	Tupperware Brands Corporation
Teledyne Technologies Incorporated	Woodward, Inc.
Titan Machinery Inc.
Woodward, Inc.

†	Companies shown in blue are included in the Company Peer Group.

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KAMAN CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 19, 2017.

Vote by Internet

- Go to **www.envisionreports.com/KAMN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all nominees, "FOR" Proposals 2, 4 and 5 and "1 Year" for Proposal 3.

1. Election of three (3) Class III directors to serve for terms of three (3) years each and until their successors are duly elected and qualify

Nominee	For	Withhold
01 - Brian E. Barents	☐	☐
02 - George E. Minnich	☐	☐
03 - Thomas W. Rabaut	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appear hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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1 U P X 3 1 5 7 2 7 1

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02IESB

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS ENCOURAGES YOU TO VOTE YOUR SHARES USING THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET, AS DESCRIBED IN THE PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. AS AN ALTERNATIVE, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH DOES NOT REQUIRE POSTAGE. VOTING OVER THE INTERNET, BY THE TOLL FREE NUMBER OR COMPLETING AND MAILING A PROXY CARD WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING. YOUR PROMPT RESPONSE IS MUCH APPRECIATED.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2016 Annual Report to Shareholders are available at:
http://www.envisionreports.com/kamn

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — KAMAN CORPORATION

PROXY FOR COMMON STOCK IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Kaman Corporation Common Stock hereby appoints Neal J. Keating and Robert D. Starr, or either of them with full power of substitution, as attorneys and proxies for and in the name of the undersigned to vote all the shares of the Common Stock of Kaman Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, April 19, 2017, beginning at 9:00 a.m., local time, at Kaman Corporation, 1332 Blue Hills Avenue, Bloomfield, CT 06002, and at any adjournments or postponements thereof, as directed on this card on the matters set forth on the reverse side hereof, all as described in the accompanying Proxy Statement and in their discretion, on all other matters that may properly come before such Annual Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THE PROXY IS SIGNED AND RETURNED BUT NO DIRECTIONS ARE GIVEN, THEN THE PROXY WILL BE VOTED "FOR" EACH OF THE LISTED NOMINEES, "FOR" APPROVAL OF EACH OF PROPOSALS 2, 4 AND 5, "1 YEAR" FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The Kaman Corporation Board of Directors recommends a vote "FOR" each of the listed nominees, "FOR" Proposals 2, 4 and 5, and "1 Year" for Proposal 3.

(Continued and to be marked, dated and signed, on the other side)